Exhibit 2.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

by and among

NOBLE ENERGY, INC.,

NOBLE ENERGY US HOLDINGS, LLC,

NOBLE ENERGY WYCO, LLC,

and

ROSETTA RESOURCES OPERATING LP

collectively, as Sellers,

and

BLACK STONE MINERALS COMPANY, L.P.

as Purchaser

Dated as of November 22, 2017

i

(continued)

(continued)

(continued)

EXHIBITS:
Exhibit A	Assets
Exhibit A-1	Fee Mineral Interests; Allocated Values
Exhibit A-2	Overriding Royalty Interests; Allocated Values
Exhibit B	Form of Subject Securities Assignment
Exhibit C	Forms of Asset Conveyances
Exhibit C-1	Form of Recordable Asset Conveyance
Exhibit C-2	Form of Omnibus Asset Conveyance
Exhibit D	Form of Affidavit of Non-Foreign Status
Exhibit E	Form of Letter in Lieu of Transfer Orders

SCHEDULES:

Schedule 1.1(a)	Subject Securities
Schedule 1.1(b)	Base NRI
Schedule 1.1(c)	Leases
Schedule 1.1(d)	Wells; Allocated Values
Schedule 1.1(e)	Covered Counties
Schedule 1.2	Excluded Assets
Schedule 1.3	Knowledge Persons
Schedule 3.4	Conflicts
Schedule 3.6(a)	Capitalization of Samedan Securities
Schedule 3.6(b)	Capitalization of Samedan Subsidiaries’ Securities
Schedule 3.6(c)	Samedan’s Ownership of Samedan Subsidiaries’ Securities
Schedule 3.8	Litigation
Schedule 3.10	Bank Accounts
Schedule 3.12	Asset Sellers Taxes
Schedule 3.14(a)	Material Contracts
Schedule 3.14(b)	Certain Material Contract Matters
Schedule 6.2	Operation of Business

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), is dated as of November 22, 2017 (“Execution Date”), by and among Noble Energy, Inc., a Delaware corporation (“Noble”), Noble Energy Wyco, LLC, a Delaware limited liability company (“Wyco”), and Rosetta Resources Operating LP, a Delaware limited partnership (“Rosetta” and together with Noble, and Wyco, each individually an “Asset Seller” and collectively, the “Asset Sellers”), Noble Energy US Holdings, LLC, a Delaware limited liability company (“Noble Holdings” and together with the Asset Sellers, each individually a “Seller” and collectively, the “Sellers”), and Black Stone Minerals Company, L.P., a Delaware limited partnership (“Purchaser”). Each Seller and Purchaser are sometimes referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Asset Sellers desire to sell, and Purchaser desires to purchase, all of their respective right, title and interest in and to certain fee mineral interests and other non-cost-bearing royalty interests more fully defined and described as “Asset Seller Assets” herein.

WHEREAS, Noble Holdings desires to sell, and Purchaser desires to purchase, one hundred percent (100%) of the issued and outstanding Securities (the “Subject Securities”) of Samedan Royalty, LLC, a Delaware limited liability company (“Samedan”), which such Subject Securities are more fully described on Schedule 1.1(a).

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions, and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Certain Definitions. As used herein:

“AAA” means the American Arbitration Association.

“AAA Rules” means the Commercial Arbitration Rules and Mediation Procedures of the AAA.

“Accounting Principles” is defined in Section 2.6(a).

“Accounting Referee” is defined in Section 2.5(b).

“Adjusted Purchase Price” is defined in Section 2.2.

“Administrative Costs” means those costs, fees and expenses incurred by any member of the Samedan Group in connection with the services required to be performed by such member of the Samedan Group or on behalf of any other member of the Samedan Group pursuant to the Comin Co-Ownership Agreement or the Temin Co-Ownership Agreement.

“Affiliate” means, with respect to any Person, a Person that directly or indirectly controls, is controlled by, or is under common control with such Person, with control in such context meaning the ability to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement, or otherwise; provided, however, prior to Closing the members of the Samedan Group shall be deemed Affiliates of Sellers and after Closing the members of the Samedan Group shall be deemed Affiliates of Purchaser.

“Agreement” is defined in the introductory paragraph hereof.

“Allocated Value” means, with respect to each applicable Fee Mineral Interest, Overriding Royalty Interest and Well identified on Exhibit A-1, Exhibit A-2 or Schedule 1.1(d), as applicable, the portion of the Unadjusted Purchase Price allocated on Exhibit A-1, Exhibit A-2 or Schedule 1.1(d) to such Fee Mineral Interest, Overriding Royalty Interest and Well.

“Allocation” is defined in Section 2.7(b).

“Asset Conveyances” is defined in Section 8.2(c).

“Asset Seller Assets” means the Asset Sellers aggregate right, title, and interest in and to the following (but reserving and expressly excluding from the “Assets” any and all Excluded Assets):

(a) all fee minerals, mineral servitudes, non-participating royalty interests, lessor royalties and other lessor rights under any oil and gas leases (including reversionary rights and rights to bonus, delay rentals and other payments), appurtenant surface rights with respect to the foregoing interests, executive rights and any other similar interests in, or rights to produce, Hydrocarbons and minerals in place (i) applicable to any lands located in the applicable Covered County and/or (ii) described on Exhibit A-1 (collectively, the “Fee Mineral Interests”);

(b) all Hydrocarbon overriding royalties, net profit interests and production payments, in each case INSOFAR and ONLY INSOFAR as such interests were, prior to the Effective Time, expressly reserved from or conveyed out of the Leases (i) applicable to any lands located in the applicable Covered County and/or (ii) described on Exhibit A-2 (the “Overriding Royalty Interests” and collectively with the Fee Mineral Interests and Surface Interests, the “Mineral Interests”);

(c) any surface interests that constitute Texas Relinquishment Act Lands under Tex. Nat. Res. Code §53.61-53.081 that are part of or are associated with any Fee Mineral Interests (such interests, the “Surface Interests”);

(d) all Hydrocarbons in, on, under, or that may be attributable to the ownership of the Mineral Interests on or after the Effective Time, and the Mineral Proceeds with respect to such Hydrocarbons and Mineral Interests;

(e) all claims, accounts receivable, notes receivable, tax credits, refunds, rebates and liens and security interests in favor of Asset Sellers, in each case, with respect to the Mineral Interests and attributable to or arising from periods of time on or after the Effective Time; and

(f) subject to Section 6.10, (i) originals of the Records which relate solely to the Assets and (ii) the non-assignable, non-exclusive license and right to make and own copies of the Records which relate to both the Assets and any Excluded Asset.

“Asset Sellers” is defined in the recitals.

“Asset Taxes” means Property Taxes and Severance Taxes.

“Assets” means, collectively, the Asset Seller Assets and the Samedan Assets.

“Assumed Obligations” is defined in Section 11.1.

“Base NRI” means the product of (a) the applicable Net Revenue Interest percentage set forth on Schedule 1.1(b) for the applicable Fee Mineral Interest multiplied by (b) the Undivided Interest in such Fee Mineral Interest; provided, however, if such Undivided Interest varies as to different areas within any parcel or tract constituting such Fee Mineral Interest, a separate calculation shall be performed with respect to each such area.

“Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in Houston, Texas.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.

“Claim Notice” is defined in Section 11.6(b).

“Closing” is defined in Section 8.1.

“Closing Date” is defined in Section 8.1.

“Closing Payment” means the amount of cash consideration payable by Purchaser to Sellers at the Closing, which shall be an amount equal to the remainder of (a) the estimate of the Adjusted Purchase Price determined in accordance with Section 2.5(a) minus (b) the Deposit.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Comin” means Comin 1989 Partnership LLLP, an Oklahoma limited liability limited partnership.

“Comin Co-Ownership Agreement” means that certain Co-Ownership Agreement dated as of December 31, 2014, between Comin and those certain co-owners listed therein whereby Comin was appointed by such co-owners to manage the mineral interests owned by such co-owners.

“Comin-Temin” means Comin-Temin LLC, an Oklahoma limited liability company.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated as of October 16, 2017, by and between Noble and Black Stone Minerals Company, L.P., as amended from time to time.

“Consent” means any consent, approval, authorizations, or permit of, or filing with or notification to, any Governmental Authorities or any other Person which are required to be obtained, made, or complied with, for, or in connection with, the sale, assignment, or transfer of any Asset Seller Assets or the Subject Securities in connection with the transactions contemplated hereunder.

“Contracts” means all contracts, agreements, and instruments that are binding on any of the Mineral Interests or the Samedan Group or that relate to the ownership of the Mineral Interests (but only to the extent applicable to the Mineral Interests) or the Samedan Group, but excluding any contracts, agreements, and instruments included within the definition of “Excluded Assets,” any Leases, division orders, pooling agreement and/or any instruments constituting any Seller’s chain of title to the Assets.

“Co-Ownership Agreements” means the Comin Co-Ownership Agreement and the Temin Co-Ownership Agreement.

“Covered County” means the counties described on Schedule 1.1(e).

“Customary Consent” means any Consent that is not required prior to, or is customarily obtained after, the assignment of any of the applicable interests, assets, properties, or interests included in the Asset Seller Assets or the Subject Securities.

“Cut-Off Date” means the date of the final settlement and determination of the Adjusted Purchase Price in accordance with Section 2.6.

“Damages” means the amount of any actual loss, cost, costs of settlement (but only to the extent the Indemnified Person complied with the terms of Section 11.6), damage, expense, claim, award, or judgment incurred or suffered by any Indemnified Person arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims, torts, or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants, or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that “Damages” shall not include (a) any Taxes that may be assessed on payments under Article 11, (b) loss of profits, whether actual or consequential, or other consequential damages suffered by the Party (whether on its own behalf or on behalf of any member of the Seller Group or Purchaser Group, as applicable) claiming indemnification, or any punitive damages (other than loss of profits, consequential damages, or punitive damages suffered by any Third Party for which responsibility is allocated among the Parties), or (c) any diminution of value or increase in liability, loss, cost, expense, claim, award, or judgment to the extent such increase is caused by the actions or omissions of the applicable Indemnified Person after the Closing Date.

“Defect Amount” means the diminution of value of the Assets attributable to any breach of Section 3.19 or the special warranty of Defensible Title in the Asset Conveyances that actually burdens, encumbers or affects Mineral Interests or Wells and shall be determined as follows:

(a) if Purchaser and Sellers agree on the Defect Amount as to a Mineral Interest, that amount shall be the Defect Amount;

(b) with respect to a Lien which is liquidated in amount, then the Defect Amount with respect to such Mineral Interest shall be the amount necessary to be paid to remove such Lien from the affected Asset;

(c) with respect to any Well, representing a negative discrepancy between (x) the actual Net Revenue Interest for such Well and (y) the “Net Revenue Interest” percentage stated on Schedule 1.1(d) under the column titled “Net to Noble NRI” for such Well, the Defect Amount shall be equal to the product of (i) the Allocated Value of such Well multiplied by (ii) a fraction, the numerator of which is (A) the remainder of (1) the “Net Revenue Interest” percentage stated on Schedule 1.1(d) under the column titled “Net to Noble NRI” for such Well minus (2) the actual Net Revenue Interest as to such Well, and the denominator of which is the “Net Revenue Interest” percentage stated on Schedule 1.1(d) under the column titled “Net to Noble NRI” for such Well;

(d) with respect to any Fee Mineral Interest representing a negative discrepancy between (A) the actual Net Revenue Interest for any such Fee Mineral Interests and (B) the “Net Revenue Interest” percentage stated on Schedule 1.1(c) under the column titled “Net to Noble NRI” for such Fee Mineral Interest, the Defect Amount for such Fee Mineral Interest shall be equal to (1) the product of the Net Mineral Acre Price thereof, multiplied by (2) the number of Net Fee Mineral Acres of such Fee Mineral Interest multiplied by (3) a fraction, the numerator of which is (x) the remainder of (I) either the Net Revenue Interest stated in Schedule 1.1(c) under the column titled “Net to Noble NRI” for such Fee Mineral Interest, or, with respect to a Fee Mineral Interest for which a Lease is not identified on Schedule 1.1(c) as burdening such Fee Mineral Interest, the Base NRI for such Fee Mineral Interest minus (II) the actual Net Revenue Interest for such Fee Mineral Interest and the denominator of which is (y) either the Net Revenue Interest stated in Schedule 1.1(c) under the column titled “Net to Noble NRI” for such Fee Mineral Interest, or, with respect to a Fee Mineral Interest for which a Lease is not identified on Schedule 1.1(c) as burdening such Fee Mineral Interest, the Base NRI for such Fee Mineral Interest; provided that if the negative discrepancy does not affect the “Net Revenue Interest” percentage stated on Schedule 1.1(c) under the column titled “Net to Noble NRI” for such Fee Mineral Interest throughout its entire productive life, the Defect Amount determined under this clause (d) shall be reduced to take into account the applicable time period only;

(e) with respect to a reduction in the number of Net Fee Mineral Acres as to any Fee Mineral Interest (or portion thereof), the Defect Amount for such Fee Mineral Interest (or portion thereof) shall be equal to the product of (1) the Net Mineral Acre Price allocated to such Fee Mineral Interest multiplied by (2) the remainder of (x) the number of Net Fee Mineral Acres purported to be included in such Fee Mineral Interest as set forth on Exhibit A-1 under the column titled “Net Acres” minus (y) the actual number of Net Fee Mineral Acres included in such Fee Mineral Interest;

(f) with respect to an obligation, encumbrance, burden, or charge upon or other defect in title to the affected Mineral Interests and/or Wells of a type not described in clause (a) through clause (e), the Defect Amount for each such Mineral Interest and Well shall be determined by taking into account the Allocated Value of the Mineral Interest and/or Well so affected, the portion of Sellers’ interest in the Mineral Interest or Well affected, the legal effect of the potential present value economic effect over the life of the affected Mineral Interest or Well, the values placed by Purchaser and Sellers, and such other factors as are necessary to make an evaluation and determination of such value;

(g) the Defect Amount shall be determined without duplication of any costs or losses included in another Defect Amount hereunder; and

notwithstanding anything to the contrary in this Agreement, the aggregate adjustment to the Unadjusted Purchase Price for all Defect Amounts with respect to each Asset shall not exceed the Allocated Value of such Asset.

“Defensible Title” means that aggregate record or beneficial title of the Asset Sellers and/or the Samedan Group in and to any Mineral Interest (including such Mineral Interests allocated to any Well) which, as of the Closing Date and subject to and except for Permitted Encumbrances:

(a) as to each Mineral Interest listed on Exhibit A-1 or Exhibit A-2 entitles:

(i) the Asset Sellers to receive a Net Revenue Interest (1) in the case of any Fee Mineral Interest (or portion thereof) that such Asset Seller identified on Exhibit A-1 as holding an interest therein, not less than the Net Revenue Interest percentage shown for such Fee Mineral Interest (or portion thereof) in Schedule 1.1(c) under the column titled “Net to Noble NRI” and (2) in the case of any Well (or portion thereof) that such Asset Seller identified on Schedule 1.1(d) as holding an interest therein, not less than the Net Revenue Interest shown for such Well (or portion thereof) in Schedule 1.1(d) under the column titled “Net to Noble NRI” for the productive life of the Well; and

(ii) the Samedan Group to receive a Net Revenue Interest (x) in the case of any Fee Mineral Interest (or portion thereof) that any such member of the Samedan Group identified on Exhibit A-1 as holding an interest therein, not less than the Net Revenue Interest percentage shown for such Fee Mineral Interest (or portion thereof) in Schedule 1.1(c) under the column titled “Net to Noble NRI” and (y) in the case of any Well (or portion thereof) that any such member of the Samedan Group identified in Schedule 1.1(d) as holding an interest therein, not less than the Net Revenue Interest shown for such Well (or portion thereof) in Schedule 1.1(d) set forth in the column titled “Net to Noble NRI” for the productive life of the Well, and in any case, except, in each case of subsections (1), (2), (x) and (y) of this subsection (i), (i) any decreases with respect to any Overriding Royalty Interest, in connection with those operations in which a Third Party owner may elect after the Closing Date to be a non-consenting co-owner, (ii) any decreases resulting from reversion of interest to a Third Party owner with respect to operations in which other owners elect, after the Closing Date, not to consent, (iii) any decreases resulting from the existence, establishment or amendment of pools or units after the Closing Date by Third Party owners, (iv) any decreases required to allow joint owners to make up past underproduction or pipelines to make up past under deliveries, or (v) any exceptions as to any applicable depths, formations or horizons or any decreases, in each case, as expressly stated or identified in Exhibit A-1, Exhibit A-2, or Schedule 1.1(d);

(b) as to each Fee Mineral Interest listed on Exhibit A-1, entitles:

(i) the Asset Sellers to the number of Net Fee Mineral Acres in and to such Fee Mineral Interest (or portion thereof) that such Asset Seller identified on Exhibit A-1 as holding an interest therein as set forth on Exhibit A-1 under the column titled “Net Acres”; and

(ii) the Samedan Group to the number of Net Fee Mineral Acres in and to such Fee Mineral Interest (or portion thereof) that any such member of the Samedan Group identified on Exhibit A-1 as holding an interest therein as set forth on Exhibit A-1 under the column titled “Net Acres”, in each case of (i) and (ii) subject to any exceptions as to any applicable depths, formations or horizons or any decreases, in each case, as expressly stated or identified in Exhibit A-1; and

(c) is free and clear of Liens other than Permitted Encumbrances.

“Deposit” is defined in Section 2.3(a).

“Direct Claim” is defined in Section 11.6(g).

“Disclosure Schedules” means Exhibit A-1, Exhibit A-2 and the aggregate of all schedules that set forth exceptions, disclosures, or otherwise relate to, or are referenced in, any of the representations or warranties of Sellers set forth in Article 3.

“Dispute” is defined in Section 12.3(a).

“DTPA” is defined in Section 12.12.

“Effective Time” means 12:01 a.m. Central Standard Time, on July 1, 2017.

“Effective Time Working Capital” means the positive or negative amount of the remainder of (a) the Working Capital Assets minus (b) the Working Capital Liabilities.

“Environmental Laws” means, as the same have been amended to the Execution Date, CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; Louisiana Mineral Code Article 22 (La. R.S. 31:22); and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, in each case as amended in effect as of the Execution Date, and all similar Laws in effect as of the Execution Date of any Governmental Authority having jurisdiction over the property in question addressing (i) pollution or pollution control; (ii) protection of natural resources, the environment or biological resources; or (iii) the disposal or release or threat of release of hazardous substances.

“Environmental Liabilities” means any and all Damages, remediation obligations, liabilities, environmental response costs, costs to cure, cost to investigate or monitor, restoration costs, costs of remediation or removal, settlements, penalties, fines, and attorneys’ and consultants fees and expenses arising out of or related to any violations or non-compliance with any Environmental Laws, including any contribution obligation under CERCLA or any other Environmental Law or matters incurred or imposed pursuant to any claim or cause of action by a Governmental Authority or other Person, attributable to any violation or any failure to comply with Environmental Laws, any release of hazardous substances or any other environmental condition with respect to the ownership or operation of Assets or the Leases.

“Excluded Assets” means:

(a) all right, title, and interest to the properties and assets (i) set forth on Schedule 1.2 or (ii) not included or specifically described in the definition of “Asset Seller Assets”;

(b) except for those interests owned by Comin and/or Temin, any interests in any Leases, SAVE and EXCEPT those interests held by Sellers as lessors and any and all Hydrocarbon overriding royalties, net profit interests, production payments, in each case INSOFAR and ONLY INSOFAR as such interests were, prior to the Effective Time, expressly reserved from or conveyed out of the Leases described on Exhibit A-2;

(c) except for those interests owned by Comin and/or Temin, any assets, properties, royalties or interests of any kind (including real property interests or Hydrocarbon interests or lease) located in (i) Reeves County and Ward County, Texas and (ii) Adams County, Arapahoe County, Boulder County, Broomfield County, Elbert County, Morgan County and Weld County, Colorado;

(d) the Excluded Records;

(e) the Subject Marks;

(f) all trade credits, all accounts, receivables, and all other proceeds, income, or revenues attributable to the Asset Seller Assets with respect to any period of time prior to the Effective Time;

(g) all indemnity rights, rights under any Contracts, and all claims of any Seller or any Affiliate of such Seller against any Third Party to the extent related or attributable to, periods on or prior to the Effective Time (including claims for adjustments or refunds) or for which such Seller is liable for payment or required to indemnify Purchaser under Section 9.1 or Article 11 (in each case whether or not such claims are pending or threatened as of the Execution Date or the Closing Date);

(h) all of Sellers’ proprietary computer software, patents, trade secrets, copyrights, logos, trademarks, trade names, and other intellectual property;

(i) all proceeds of Hydrocarbons produced and sold from the Asset Seller Assets with respect to all periods prior to the Effective Time (except proceeds from such Hydrocarbons for which the Unadjusted Purchase Price is adjusted under Section 2.4(b));

(j) any and all claims of any Seller for refunds of, credits attributable to, loss carryforwards with respect to, or similar Tax assets, together with any interest thereon, relating to (i) Asset Taxes attributable to any period (or portion thereof) ending prior to the Effective Time, (ii) Income Taxes, (iii) Taxes attributable to the Excluded Assets, and (iv) any other Taxes relating to the ownership or operation of the Asset Seller Assets or the production of Hydrocarbons or the receipt of proceeds therefrom that are attributable to any period (or portion thereof) ending prior to the Effective Time;

(k) all claims, rights, and interests of any Seller or Affiliates of such Seller (i) under any policy or agreement of insurance or indemnity agreement, or (ii) under any bond or security instrument; and

(l) Hedging Transactions.

“Excluded Records” means any and all:

(a) originals of the Records that relate to both the Assets and any Excluded Assets (subject to Purchaser’s right under Section 6.10 to copy such Records);

(b) copies of any records and information that Purchaser is entitled to copy hereunder (including under Section 6.10);

(c) except for such records with respect to the Samedan Group, corporate, financial, Income Tax, and legal data and Records of any Seller that relate primarily to any Seller’s business generally (whether or not relating to the Assets or Excluded Assets), or to businesses of any Seller and any Affiliate of any Seller other than the exploration and production of Hydrocarbons;

(d) data, software, and records to the extent disclosure or transfer is restricted, prohibited, or subjected to payment of a fee, penalty, or other consideration by any license agreement or other agreement with a Person other than Affiliates of any Seller, or by applicable Law, and for which no consent to transfer has been received or for which Purchaser has not agreed in writing to pay such fee, penalty, or other consideration, as applicable;

(e) legal records and legal files of any Seller, including all work product of and attorney-client communications with any Seller’s legal counsel or any other documents or instruments that may be protected by an attorney-client privilege, but excluding any title opinions covering the Assets;

(f) data, correspondence, materials, documents, descriptions, and records relating to the auction, marketing, sales negotiation, or sale of any Seller or any of the Assets, including the existence or identities of any prospective inquirers, bidders, or prospective purchasers of any of the Assets, any bids received from and records of negotiations with any such prospective purchasers and any analyses of such bids by any Person;

(g) all employee and personnel files;

(h) any reserve reports, valuations, and estimates of any quantities of Hydrocarbons or the valuation thereof with respect to the Assets, and any Hydrocarbon or other pricing assumptions, forward Hydrocarbon or other pricing estimates, Hydrocarbon or other price decks, or Hydrocarbon or other pricing studies related thereto, in each case whether prepared by any Seller, its Affiliates, or any Third Parties;

(i) all data, core, and fluid samples and other engineering, geological, or geophysical studies (including seismic data, studies, and information), all proprietary or confidential geologic, seismic, geophysical, and interpretative data and analyses, including any and all interpretations of any of the foregoing and other similar information and records, in each case relating to the Assets;

(j) all “virtual courthouses”, maps, title files, acquisition target lists, landowner lists and similar land and title files of any Seller or its Affiliates, all of their respective use arrangements with title abstract facilities (in each case other than title opinions and other title records expressly relating to the Assets);

(k) data and records to the extent relating to the other Excluded Assets; and

(l) all emails or any similar electronic files.

“Execution Date” is defined in the introductory paragraph hereof.

“Fee Mineral Interests” is defined in subsection (a) of the definition of “Asset Seller Assets.”

“Fundamental Representations” means the representations and warranties of Sellers set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 3.6(a) through 3.6(d), Section 3.6(h), Section 3.12, Section 3.13 and Section 3.20.

“Governing Documents” means, as to any Person, such Person’s Certificate of Incorporation, Certificate of Formation, Certificate of Limited Partnership, Bylaws, Limited Liability Company Agreement, Limited Partnership Agreement and any other organizational or governing document, as applicable, including, with respect to the members of the Samedan Group.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official, or other instrumentality of the United States, any foreign country, or any domestic or foreign state, county, city, tribal, quasi-governmental entity, or other political subdivision or authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory, or taxing authority or power.

“Hedging Transaction” means any futures, swap, collar, put, call, floor, cap, option or other contract that is intended to benefit from, related to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons or securities, interest rates, currencies or securities.

“Hydrocarbons” means oil and gas and other hydrocarbons produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, and any minerals (whether in liquid or gaseous form) produced in association therewith, including all crude oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous or liquid hydrocarbons (including ethane, propane, iso-butane, nor-butane, gasoline, and scrubber liquids) of any type and chemical composition.

“Income Taxes” means (i) all Taxes based upon, measured by, or calculated with respect to gross or net income, gross or net receipts or profits (including franchise Taxes and any capital gains, alternative minimum, and net worth Taxes, but excluding ad valorem, property, excise, severance, production, sales, use, real or personal property transfer or other similar Taxes), (ii) Taxes based upon, measured by, or calculated with respect to multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to is included in clause (i) above, or (iii) withholding Taxes measured with reference to or as a substitute for any Tax included in clauses (i) or (ii) above.

“Indebtedness” means, with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money, including all principal, interest, premiums, fees, late charges, expenses, overdrafts and penalties with respect thereto (including those as may be due upon or as a result of Closing), whether short-term or long-term, and whether secured or unsecured, or with respect to deposits or advances of any kind (other than deposits and advances of any Person relating to the purchase of products or services from the members of the Samedan Group in the ordinary course of business), (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or bankers’ acceptances or similar instruments, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all guarantees, whether direct or indirect, by such Person of indebtedness of others or indebtedness of any other Person secured by any assets of such Person, (f) all net cash payment obligations under Hedging Transactions that will be payable upon termination thereof (assuming they were terminated as of such date); (g) all capital lease obligations of such Person; (h) all unfunded obligations for deferred compensation (including arising from an employee benefit plan) for any officer, director or employee of such Person; (i) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), and (j) all other obligations of a Person which would be required to be shown as indebtedness on a balance sheet of such Person prepared in accordance with the Accounting Principles.

“Indemnified Person” is defined in Section 11.6(a).

“Indemnifying Party” is defined in Section 11.6(a).

“Indemnity Threshold” means an amount equal to One Hundred Thousand Dollars ($100,000.00).

“Knowledge” means, with respect to Sellers, the actual conscious knowledge, without any duty or obligation of investigation or inquiry, of only those Persons named on Schedule 1.3.

“Laws” means all laws, statutes, rules, regulations, ordinances, orders, decrees, requirements, judgments, and codes of Governmental Authorities.

“Leases” means any Hydrocarbon lease (a) burdening the Fee Mineral Interests or (b) that constitutes any Overriding Royalty Interest or from which any Overriding Royalty Interest derived, with such Leases set forth on Schedule 1.1(c).

“Lien” means any lien, mortgage, pledge, collateral assignment, or security interest, of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement) and any option, trust, or other preferential arrangement having the practical effect of any of the foregoing.

“Louisiana Assets” means any Asset applicable to lands located in the State of Louisiana.

“Material Adverse Effect” means any event, change, or circumstance that has a material adverse effect on (a) the ownership, operation, or financial condition of the Assets as currently operated as of the Execution Date or (b) the performance of Sellers’ obligations and covenants hereunder that are to be performed at Closing; provided, however, that “Material Adverse Effect” shall not include material adverse effects resulting from (i) general changes in Hydrocarbon prices; (ii) changes in condition or developments generally applicable to the oil and gas industry in the United States or any area or areas where the Assets are located; (iii) economic, financial, credit, or political conditions and general changes in markets; (iv) changes in condition or developments generally applicable to the oil and gas industry in any area or areas where the Assets are located; (v) acts of God, including hurricanes and storms; (vi) acts or failures to act of Governmental Authorities; (vii) civil unrest or similar disorder, terrorist acts or any outbreak of hostilities, or war; (viii) any reclassification or recalculation of reserves in the ordinary course of business; (ix) changes in Laws or the Accounting Principles; (x) effects or changes that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement pursuant to Article 10; (xi) any effect resulting from any action taken by Purchaser or any Affiliate of Purchaser, other than those expressly permitted in accordance with the terms of this Agreement; (xii) any effect resulting from any action taken by any Seller or any Affiliate of such Seller with Purchaser’s written consent; (xiii) natural declines in well performance; (xiv) any changes resulting from entering into this Agreement or the announcement of the transactions contemplated hereby or the performance of the covenants set forth in Article 6 hereof, or (xv) any matters, facts, or disclosures set forth in the Disclosure Schedules.

“Material Contract” means,

(a) to the extent binding on the Mineral Interests (or Purchaser’s ownership thereof after Closing) or any member of the Samedan Group, any Contract:

(i) that can reasonably be expected to result in gross revenue per fiscal year in excess of One Hundred Thousand Dollars ($100,000.00),

(ii) that can be reasonably be expected to result in expenditures per fiscal year in excess of One Hundred Thousand Dollars ($100,000.00), or

(iii) to sell, exchange, or otherwise dispose of all or any part of the Assets or after Execution Date;

(b) any of the following Contracts that any member of the Samedan Group is party to:

(i) Contracts with any Affiliate of any Seller (other than that will not be terminated on or prior to Closing),

(ii) Contracts containing any area of mutual interest agreements or similar provisions or that provides for a limit on the ability of any member of the Samedan Group to compete in any line of business or in any geographic area during any period of time after the Closing,

(iii) Contracts the primary purpose of which is to indemnify another Person, or

(iv) any Contract evidencing Indebtedness, whether secured or unsecured, including all loan agreements, line of credit agreements, indentures, mortgages, promissory notes, agreements concerning long and short-term debt, together with all security and

(c) the Co-Ownership Agreements.

“Mineral Interests” is defined in subsection (b) of the definition of “Asset Seller Assets.”

“Mineral Proceeds” means: (a) amounts earned from the sale of Hydrocarbons produced from or allocated or attributable to the Mineral Interests (net of any applicable (i) Third Party Royalties, (ii) gathering, processing and transportation costs paid in connection with sales of Hydrocarbons (unless the terms of a Mineral Interest or underlying Lease prohibit the deduction of such costs), and (iii) any costs or expenses that are deducted by the applicable purchasers of production (unless the terms of a Mineral Interest or underlying Lease prohibit the deduction of such costs)); and (b) any bonus payments, delay rentals, lease extension payments, shut-in payments, and other amounts or income earned with respect to the Assets.

“Net Fee Mineral Acre” means, as to each parcel or tract constituting a Fee Mineral Interest, the product of (a) the number of surface acres of land that are described in such parcel or tract (i.e. gross acres), multiplied by (b) the Undivided Interests in the Fee Mineral Interest in the lands covered by such parcel or tract (provided, however, if items (a) and (b) of this definition vary as to different areas within any tracts or parcels constituting such Fee Mineral Interest, a separate calculation shall be performed with respect to each such area).

“Net Mineral Acre Price” means, with respect to each Fee Mineral Interest, the value set forth in Exhibit A-1 for such Net Fee Mineral Acre included in such Fee Mineral Interest.

“Net Revenue Interest” means, with respect to any Mineral Interest, the percentage interest in and to all production of Hydrocarbons saved, produced, and sold from or allocated to such Mineral Interest, after giving effect to all Third Party Royalties.

“Noble” is defined in the introductory paragraph hereof.

“Noble Holdings” is defined in the introductory paragraph hereof.

“Non-Fundamental Representations” means all representations and warranties of Sellers set forth in Article 3 (including the corresponding representations and warranties given in the certificates delivered by Sellers at Closing pursuant to Section 8.2(g)), excepting and excluding any and all Fundamental Representations.

“NORM” means naturally occurring radioactive material, radon gas, and asbestos.

“Notice” is defined in Section 12.1.

“Oil and Gas Property Taxes” is defined in Section 9.1(b)(i).

“Other Property Taxes” is defined in Section 9.1(b)(ii).

“Overriding Royalty Interests” is defined in subsection (b) of the definition of “Asset Seller Assets.”

“Party” or “Parties” is defined in the introductory paragraph hereof.

“Permitted Encumbrances” means any or all of the following:

(a) all Third Party Royalties if the net cumulative effect of such burdens do not, individually or in the aggregate, reduce Sellers’ Net Revenue Interest as to each Mineral Interest or Well below that shown in Exhibit A-1, Exhibit A-2, or Schedule 1.1(d) or reduce Sellers’ Net Fee Mineral Acres below that shown on Exhibit A-1, as applicable, for such Mineral Interest or Well;

(b) the terms of any Contract or Lease, if the net cumulative effect of such burdens do not, individually or in the aggregate, reduce Sellers’ Net Revenue Interest in the applicable Mineral Interest or Well below that shown in Exhibit A-1, Exhibit A-2, or Schedule 1.1(d) or reduce Sellers’ Net Fee Mineral Acres below that shown on Exhibit A-1, as applicable, for such Mineral Interest or Well;

(c) all (i) rights of first refusal, preferential purchase rights, and similar rights with respect to the Assets, (ii) Consents; or (iii) consent requirements and similar restrictions which, in each case, are not applicable to the sale of the Assets contemplated by this Agreement;

(d) Liens created under the terms of any Leases, Contracts or other instruments, Liens for Taxes, materialman’s Liens, warehouseman’s Liens, workman’s Liens, carrier’s Liens, mechanic’s Liens, vendor’s Liens, repairman’s Liens, employee’s Liens, contractor’s Liens, operator’s Liens, construction Liens, Liens pursuant to any applicable federal or state securities

Law, and other similar Liens arising in the ordinary course of business that, in each case, secure amounts or obligations not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, and are being contested in good faith by appropriate actions;

(e) to the extent not triggered, rights of reassignment arising upon the expiration or final intention to abandon or release any of the Assets;

(f) any easement, right of way, covenant, servitude, permit, surface lease, condition, restriction, and other rights burdening the Assets for the purpose of surface or subsurface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights of way, facilities, and equipment, in each case, to the extent recorded in the applicable Governmental Authority recording office as of the Effective Time or that do not, individually or in the aggregate, reduce Sellers’ Net Revenue Interest as to each Mineral Interest or Well below that shown in Exhibit A-1, Exhibit A-2, or Schedule 1.1(d) or reduce Sellers’ Net Fee Mineral Acres below that shown on Exhibit A-1, as applicable, for such Mineral Interest or Well;

(g) all applicable Laws and rights reserved to or vested in any Governmental Authorities (i) to control or regulate any of the Assets in any manner, (ii) to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income, or capital gains with respect thereto, (iii) by the terms of any right, power, franchise, grant, license, or permit, or by any provision of Law, to terminate such right, power, franchise grant, license, or permit or to purchase, condemn, expropriate, or recapture or to designate a purchaser of any of the Assets, (iv) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is owned and operated as of the Effective Time or (v) to enforce any obligations or duties affecting the Assets to any Governmental Authority with respect to any franchise, grant, license, or permit;

(h) rights of any common owner of any interest in any Mineral Interests or Leases as tenants in common or through common ownership;

(i) delay or failure of any Governmental Authority to approve the assignment of any Mineral Interest to any Seller or any predecessor in title to such Seller unless such approval has been expressly denied or rejected in writing by such Governmental Authority;

(j) calls on production under existing Contracts, provided that the holder of such right must pay an index-based price for any production purchased by virtue of such call on production;

(k) any other Liens, defects, burdens, or irregularities which are based on (i) a lack of information in any Seller’s files, (ii) references to any document if a copy of such document is not in any Seller’s files or of record or (iii) the inability to locate an unrecorded instrument of which Purchaser has constructive or inquiry notice by virtue of a reference to such unrecorded instrument in a recorded instrument (or a reference to a further unrecorded instrument in such unrecorded instrument), if no claim has been made under such documents or unrecorded instruments within the last ten (10) years;

(l) lack of (i) Contracts or rights for the transportation or processing of Hydrocarbons produced from the Assets or (ii) any rights of way for gathering or transportation pipelines or facilities that do not constitute any of the Assets or (iii) in the case of a well or other operation that has not been commenced as of the Closing Date, any permits, easements, rights of way, unit designations, or production or drilling units not yet obtained, formed, or created;

(m) any Liens, defects, irregularities, or other matters (i) set forth or described on Exhibit A-1, Exhibit A-2 or the Disclosure Schedules, (ii) that Purchaser has knowledge of prior to the Execution Date, (iii) solely with respect to Sellers’ special warranty of Defensible Title to the Mineral Interests set forth in the Asset Conveyances, that Purchaser has knowledge of on or prior to Closing, or (iv) which are expressly waived (or deemed to have been waived), cured, assumed, or otherwise discharged at or prior to Closing;

(n) the terms and conditions of this Agreement and any agreement or instrument that is required to be executed or delivered hereunder;

(o) as to any Overriding Royalty Interests, Liens created under deeds of trust, mortgages and similar instruments by the lessor under a Lease covering the lessor’s surface and mineral interests in the land covered thereby to the extent (i) such mortgages, deeds of trust or similar instruments do not contain express language that prohibits the lessors from entering into an oil and gas lease or otherwise invalidates an oil and gas lease and (ii) no mortgagee or lienholder of any such deeds of trust, mortgage, and similar instrument has, prior to the Closing Date, initiated foreclosure or similar proceedings against the interest of lessor in such Lease nor have Sellers received any written notice of default under any such mortgage, deed of trust, or similar instrument; or

(p) lack of a division order or an operating agreement covering any Asset (including portions of an Asset that were formerly within a unit but which have been excluded from the unit as a result of a contraction of the unit) or failure to obtain waivers of maintenance of uniform interest, restriction on zone transfer, or similar provisions in operating agreements with respect to assignments in Sellers’ chain of title to the Asset unless there is an outstanding and pending, unresolved claim from a Third Party with respect to the failure to obtain such waiver;

(q) Liens, defects, or irregularities that are accepted by the purchasers of production from any Asset in paying the proceeds of such production without suspense, subject only to customary division order warranties and indemnities in favor of such production purchaser;

(r) any Liens, defects or irregularities which do not, individually or in the aggregate, (i) materially detract from the value of or materially interfere with the use, operation, or ownership of the Assets subject thereto or affected thereby or (ii) which would be accepted by a reasonably prudent and sophisticated purchaser engaged in the business of owning, exploring, developing, and operating Hydrocarbon producing properties; or

(s) (i) the absence of any lease amendment or consent by any royalty interest or mineral interest holder authorizing the pooling of any leasehold interest, royalty interest, or mineral interest, and the failure of Exhibit A to reflect any lease or any unleased mineral interest where the owner thereof was treated as a non-participating co-tenant during the drilling of any well; (ii) any defect arising out of lack of survey or lack of metes and bounds descriptions, unless a survey is expressly required by applicable Law; (iii) any defect in the chain of the title consisting of the failure to recite marital status in a document or omissions of succession or heirship proceedings, unless affirmative evidence shows that such failure or omission results in another party’s actual superior claim of title to the Assets; (iv) any defect arising out of lack of corporate or entity authorization, unless affirmative evidence shows that such corporate or entity action was not authorized and results in another party’s actual superior claim of title to the Assets; (v) any defect arising by the failure to obtain verification of identity of people in a class, heirship or intestate succession; (vi) any defect arising out of or related to any tax sale or sheriff sale, including any failures or deficiencies of notice (A) that occurred or were conducted more than six (6) years prior to the Execution Date or (B) for which no proceeding or cause of action is pending with any Governmental Authority where a Third Party has asserted a superior claim of title to the Assets; (vii) defects arising from any Lease having no pooling provision or an inadequate horizontal pooling provision or the inability to pool; (viii) any gap in the chain of title unless affirmative evidence shows that there is a superior chain of title by an abstract of title, title opinion, or landman’s title chain or runsheet; (ix) a living person grantee who has not conveyed their interest back into the chain, or a corporation, limited liability company, partnership, or other business entity that has been conveyed an interest but has not conveyed their interest back into the chain, and still exists and is in good standing; (x) any defect that is cured, released, or waived by any Law of limitation or prescription, including adverse possession and no affirmative evidence shows that another Person has asserted a superior claim of title to the Assets; (xi) any defect arising from prior oil and gas leases relating to the lands covered by any Mineral Interests that are terminated but are not released of record; (xii) any defect arising from any change in applicable Law after the Execution Date, including changes that would raise the minimum landowner royalty; (xii) any Lien or loss of title resulting from Sellers’ conduct of business in compliance with this Agreement; (xiv) future adjustments in acreage, Working Interest and Net Revenue Interest for adjustments in acreage for units; (xv) defects as a consequence of cessation of production, insufficient production, or failure to conduct operations on any of the Mineral Interests held by production, or lands pooled, communitized, or unitized therewith, except to the extent the cessation of production, insufficient production, or failure to conduct operations is conclusively shown to exist for more than 24 consecutive months during the five (5) year period immediately prior to the Execution Date and is such that it has given rise to a right of the lessor or other Third Party to terminate the underlying Lease such that it would give rise to a right to terminate the lease in question; (xvii) as to any Mineral Interests, defects arising from any Lien created by a mineral owner that has not been subordinated to the lessee’s interest, except to the extent the same is, as of the Execution Date, subject to a proceeding to enforce said Lien; or (xviii) defects arising from failure of any non-participating royalty owners to ratify any unit.

“Person” means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority, or any other entity.

“Preliminary Settlement Statement” is defined in Section 2.5(a).

“Property Taxes” means all ad valorem, real property, personal property, and all other similar Taxes, and any penalties, additions to such Taxes, and interest levied or assessed thereon, assessed against the Assets or based upon or measured by the ownership of the Assets, but not including Income Taxes, Severance Taxes and Transfer Taxes.

“Purchaser” is defined in the introductory paragraph hereof.

“Purchaser Group” is defined in Section 11.3.

“Purchaser’s Representatives” is defined in Section 6.1.

“Records” means all books, records, files, data, information, drawings, and maps to the extent (and only to the extent) related to the Assets, including electronic copies of all computer records where available, contract files, lease files, well logs, seismic data, division order files, title opinions and other title information (including abstracts, evidences of rental payments, maps, surveys and data sheets), hazard data and surveys, production records, engineering files, and environmental records, but excluding, however, in each case, the Excluded Records.

“Requested Financial Information” is defined in Section 6.16.

“Required Consent” means any Consent that expressly provides in the applicable agreement, Lease or Contract that the sale or transfer of such Asset or Subject Securities without compliance with the terms of any such agreement, Lease or Contract would (a) result in the express termination of all rights in relation to such Asset or Subject Securities, or (b) void or nullify (automatically or at the election of the holder thereof), or give the right to the holder to void or nullify, the assignment, conveyance or transfer with respect to such Asset or Subject Security; provided, however, “Required Consent” shall not include any Customary Consents.

“Retained Liabilities” means the following obligations, liabilities, and Damages, known or unknown, liquidated or contingent, with respect to (i) matters described on Schedule 3.8, (ii) Asset Taxes allocated to Sellers pursuant to Article 9 (taking into account, and without duplication of, such Asset Taxes effectively borne by Sellers as a result of (A) the adjustments to the Unadjusted Purchase Price made pursuant to Section 2.4 or Section 2.5, as applicable, and (B) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 9.1(c)) and/or (iii) any Income Taxes imposed on any member of the Samedan Group with respect to any taxable period ending on or prior to April 9, 2015.

“Right” means any option, warrant, convertible or exchangeable security or other right, however denominated, to subscribe for, purchase or otherwise acquire any Security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.

“Rosetta” is defined in the introductory paragraph hereof.

“Samedan” has the meaning given to it in the recitals.

“Samedan Assets” means the Samedan Group’s aggregate right, title, and interest in and to the following (but reserving and expressly excluding from the “Samedan Assets” any and all Excluded Assets):

(a) all Fee Mineral Interests; and

(b) all Overriding Royalty Interests.

“Samedan Group” means Samedan and the Samedan Subsidiaries.

“Samedan Subsidiaries” means (a) Comin-Temin, (b) Comin and (c) Temin.

“Securities” means (a) any equity interests or other security of any class, any option, warrant, convertible or exchangeable security (including any stock, membership interest, equity unit, partnership interest, trust interest), (b) other right, however denominated, to subscribe for, purchase or otherwise acquire any equity interest or other security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency and (c) any other interest or participation that confers on a Person the right to (i) vote with respect to any action of the issuing entity, or (ii) manage or control the issuing entity, or vote with respect to any action of the issuing entity or the right to vote or control an entity, including in all cases any options, warrants or other derivative instrument relating thereto; provided, however, “Securities” expressly exclude any real property interests or interests in any Leases, fee minerals, reversionary interests, non-participating royalty interests, executive rights, non-executive rights, royalties and any other similar interests in minerals, overriding royalties, reversionary interests, net profit interests, production payments, and other royalty burdens and other interests payable out of production of Hydrocarbons.

“Seller” is defined in the introductory paragraph hereof.

“Seller Group” is defined in Section 11.2.

“Severance Taxes” means all extraction, production, excise, net proceeds, severance, windfall profit and all other similar Taxes, and any penalties, additions to such Taxes, and interest levied or assessed thereon, with respect to the Assets that are based upon or measured by the production of Hydrocarbons or the receipt of proceeds therefrom, but not including Property Taxes, Income Taxes, and Transfer Taxes.

“Special Warranty” means Sellers representation contained in Section 3.19 (including the corresponding representations and warranties given in the certificates delivered by Sellers at Closing pursuant to Section 8.2(g)) and the special warranty of Defensible Title contained in the Asset Conveyances.

“Straddle Period” means any Tax period beginning before and ending after the Effective Time.

“Subject Marks” is defined in Section 6.12.

“Subject Securities” is defined in the recitals hereof.

“Subject Securities Assignment” is defined in Section 8.2(b).

“Subsidiary” means with respect to Samedan, any Affiliate of Samedan that is controlled by Samedan.

“Surface Interests” is defined in subsection (c) of the definition of “Asset Seller Assets”.

“Tax Contest” is defined in Section 9.3(b).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxes” means any taxes, assessments, and other governmental charges in the nature of a tax imposed by any Governmental Authority, including income, profits, gross receipts, ad valorem, real property, personal property, transfer, sales, use, customs, duties, franchise, excise, withholding, severance, production, estimated, or other tax, including any interest, penalty or addition thereto.

“Temin” means Temin 1987 Partnership LLLP, an Oklahoma limited liability limited partnership.

“Temin Co-Ownership Agreement” means that certain Co-Ownership Agreement dated as of December 31, 2014, between Temin and those certain co-owners listed therein whereby Temin was appointed by such co-owners to manage the mineral interests owned by such co-owners.

“Termination Date” is defined in Section 10.1.

“Third Party” means any Person other than Seller, Purchaser, or any of their respective Affiliates.

“Third Party Claim” is defined in Section 11.6(c).

“Third Party Royalties” means all royalties, overriding royalties, reversionary interests, net profit interests, production payments, carried interests, non-participating royalty interests, reversionary interests, and other royalty burdens and other interests payable out of production of Hydrocarbons from or allocated to a Mineral Interest or the proceeds thereof to any Person other than that Seller holding record title to such Mineral Interest (Noble, Wyco, Rosetta, Samedan or Temin, as applicable).

“Transaction Documents” means (a) this Agreement, (b) the Asset Conveyances, (c) the Subject Securities Assignment, (d) the Confidentiality Agreement and (e) each other agreement, document, certificate, or other instrument that is contemplated to be executed by and between the Parties (or their Affiliates) pursuant to or in connection with any of the foregoing.

“Transaction Expenses” means the amount payable by any member of the Samedan Group for all out-of-pocket costs and expenses incurred in connection with the negotiation, preparation or execution of this Agreement or the other Transaction Documents or the performance or consummation of the transactions contemplated hereby or thereby, including, (i) all brokers’ or finders’ fees and all fees and expenses for legal counsel, investment bankers, consulting firms, accounting firms, and other professional advisors, (ii) any severance, profits participation, change of control, retention or similar bonuses or compensatory amounts payable to any Person as a result of or in connection with the consummation of the transactions contemplated hereby and (iii) any costs or expenses incurred by any member of the Samedan Group in connection with an attempt to cure breaches of this Agreement by any Seller.

“Transfer Taxes” means any sales, use, transfer, stamp, documentary, registration, or similar Taxes incurred, imposed or payable with respect to the transactions described in this Agreement.

“Unadjusted Purchase Price” is defined in Section 2.2.

“Undivided Interest” means the specified percentage ownership interest (on an eight-eighth’s basis) in the applicable properties and assets (whether tangible or intangible, real or personal).

“VDR” means that certain virtual dataroom maintained by Scotiabank at the Intralinks website (https://services.intralinks.com).

“Wells” means any and all Hydrocarbon wells described on Schedule 1.1(d).

“Working Capital Assets” means the current assets of the members of the Samedan Group as of the Effective Time (including all Cash and Cash Equivalents), each determined in accordance with Accounting Principles but excluding any Income Tax assets.

“Working Capital Liabilities” means the current liabilities of the Samedan Group as of the Effective Time (including any Indebtedness of any member of the Samedan Group, if any), each determined in accordance with Accounting Principles but excluding any (a) plugging and abandonment or asset retirement obligations or (b) Income Tax liabilities.

“Working Interest” means, with respect to any Mineral Interest or Lease burdening or burdened by any Mineral Interest, the percentage of costs and expenses associated with the exploration, drilling, development, operation, maintenance, and abandonment on or in connection with such Mineral Interest or Lease burdening or burdened by any Mineral Interest required to be borne with respect thereto, but without regard to the effect of any Third Party Royalties.

“Wyco” is defined in the introductory paragraph hereof.

Section 1.2 Interpretation. In this Agreement, unless a clear contrary intention appears: (a) the singular form includes the plural form and vice versa; (b) reference to any Person includes such Person’s successors and assigns but only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) reference to any gender includes each other gender; (d) reference to any agreement (including this Agreement), document, or instrument means, unless specifically provided otherwise, such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (e) reference to any law means, unless specifically provided otherwise, such law as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any law means, unless specifically provided otherwise, that provision of such law from time to time in effect and constituting the substantive amendment, modification, codification, replacement, or reenactment of such section or other provision; (f) reference in this Agreement to any Article, Section, Appendix, Schedule, or Exhibit means such Article, or Section hereof or Appendix, Schedule, or Exhibit hereto; (g) “hereunder”, “hereof”, “hereto”, and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section, or other provision thereof; (h) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (i) “or” is not exclusive; (j) relative to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (k) the Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein; provided that in the event a word or phrase defined in this Agreement is expressly given a different meaning in any Schedule or Exhibit, such different definition shall apply only to such Schedule or Exhibit defining such word or phrase independently, and the meaning given such word or phrase in this Agreement shall control for purposes of this Agreement, and such alternative meaning shall have no bearing or effect, on the interpretation of this Agreement; (l) all references to “Dollars” means United States Dollars; (m) references to “days” means calendar days, unless the term “Business Days” is used, and (n) except as otherwise provided herein, all actions which any Person may take and all determinations which any Person may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of such Person.

ARTICLE 2

PURCHASE AND SALE

Section 2.1 Purchase and Sale. On the terms and conditions contained in this Agreement, Sellers agree to sell to Purchaser, and Purchaser agrees to purchase, accept, and pay for from Sellers, the Asset Seller Assets and the Subject Securities.

Section 2.2 Purchase Price. The aggregate purchase price for the Asset Seller Assets and the Subject Securities shall be Three Hundred Forty Million Dollars and No/100 ($340,000,000.00) (the “Unadjusted Purchase Price”), adjusted as provided in Section 2.4 (as adjusted, the “Adjusted Purchase Price”).

Section 2.3 Deposit.

(a) On the Execution Date, Purchaser has deposited with Sellers an amount equal to Thirty Four Million Dollars and No/100 ($34,000,000.00) (the “Deposit”).

(b) In the event that Closing occurs, on the Closing Date the entirety of the Deposit shall be applied towards Purchaser’s obligation to pay the Adjusted Purchase Price.

(c) If for any reason this Agreement is terminated in accordance with Section 10.1, then the Deposit shall be disbursed to either Noble or Purchaser as provided in Section 10.2.

Section 2.4 Adjustments to Unadjusted Purchase Price. The Unadjusted Purchase Price shall be adjusted, without duplication, as follows:

(a) adjusted for Asset Taxes with respect to the Asset Seller Assets as follows:

(i) increased by the amount of all such Asset Taxes allocated to Purchaser in accordance with Section 9.1(a) but paid or otherwise economically borne by Sellers (excluding, for the avoidance of doubt, any Asset Taxes that were withheld or deducted from the gross amount paid or payable to Asset Sellers in connection with a transaction to which Section 2.4(b)(i) applies, and therefore were taken into account in determining the Mineral Proceeds received by Asset Sellers for purposes of applying Section 2.4(b)(i) with respect to such transaction); and

(ii) decreased by the amount of all such Asset Taxes allocated to Sellers in accordance with Section 9.1(a) but paid or otherwise economically borne by Purchaser (excluding, for the avoidance of doubt, any Asset Taxes that were withheld or deducted from the gross amount paid or payable to Purchaser in connection with a transaction to which Section 2.4(b)(ii) applies, and therefore were taken into account in determining the Mineral Proceeds received by Purchaser for purposes of applying Section 2.4(b)(ii) with respect to such transaction);

(b) without prejudice to any Party’s rights under Article 11, adjusted for Mineral Proceeds attributable to the Asset Seller Assets, as follows:

(i) decreased by an amount equal to the aggregate amount of all Mineral Proceeds received by Asset Sellers attributable to the Asset Seller Assets to the extent earned or attributable to periods from and after the Effective Time; and

(ii) increased by an amount equal to the aggregate amount of all Mineral Proceeds received by Purchaser to the extent attributable to the Asset Seller Assets to the extent earned or attributable to periods prior to the Effective Time;

(c) increased, to the extent the Effective Time Working Capital is a positive amount, by an amount equal to the value of the Effective Time Working Capital;

(d) decreased, to the extent the Effective Time Working Capital is a negative amount, by an amount equal to the absolute value of the Effective Time Working Capital;

(e) increased, by an amount equal to the aggregate amount, if any, of all cash or non-cash capital contributions made after the Effective Time to any of the Samedan Group by any Seller or any Affiliate of any Seller (other than any member of the Samedan Group) (including any and all Asset Taxes attributable to the Samedan Assets with respect to (i) any period of time after the Effective Time or (ii) any period of time prior to the Effective Time that were taken into account as Working Capital Liabilities paid by any Seller or any Affiliate of any Seller (other than any member of the Samedan Group) on behalf of any member of the Samedan Group);

(f) decreased by the amount of any cash or non-cash dividends or distributions (other than distributions of any Excluded Assets) by any member of the Samedan Group to any Seller or any Affiliate of any Seller (other than any member of the Samedan Group) attributable to any Mineral Proceeds attributable to the Samedan Assets for any periods of time after the Effective Time;

(g) increased by an amount equal to the aggregate Administrative Costs incurred after the Effective Time by any Seller or any Affiliate of any Seller (other than any member of the Samedan Group); and

(h) decreased by an amount equal to the aggregate Transaction Expenses of the members of the Samedan Group that were paid or payable after the Effective Time.

Section 2.5 Closing Payment and Post-Closing Adjustments.

(a) Not later than November 25, 2017, Sellers shall prepare and deliver to Purchaser, a draft preliminary settlement statement (“Preliminary Settlement Statement”) setting forth (i) Sellers’ good faith estimate of the Adjusted Purchase Price as of the Closing Date after giving effect to all adjustments set forth in Section 2.4, (ii) the Persons, accounts, and amounts of disbursements that Sellers designate and nominate to receive the Closing Payment, and (iii) the wiring instructions for all such payments and disbursements. Sellers shall supply to Purchaser reasonable documentation in the possession of Sellers or any of their respective Affiliates to support the items for which adjustments are proposed or made in the Preliminary Settlement Statement delivered by Sellers and a brief explanation of any such adjustments and the reasons therefor. On or before November 27, 2017, Purchaser will deliver to Sellers a written report containing all changes that Purchaser proposes to be made to the Preliminary Settlement Statement, if any, together with a brief explanation of any such changes. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Unadjusted Purchase Price at Closing; provided that if the Parties cannot agree on all adjustments set forth in the Preliminary Settlement Statement prior to the Closing for the purpose of determining the Closing Payment, then any adjustments as set forth in the Preliminary Settlement Statement as presented by Sellers will be used to adjust the Unadjusted Purchase Price at Closing.

(b) As soon as reasonably practicable after the Closing, but not later than the date one hundred twenty (120) days following the Closing Date, Sellers shall prepare and deliver to Purchaser a draft final settlement statement setting forth the final calculation of the Adjusted Purchase Price and showing the calculation of each adjustment under Section 2.4, based on the most recent actual figures for each adjustment. Sellers shall make reasonable documentation available to support the final figures. As soon as reasonably practicable, but not later than thirty (30) days following receipt of Sellers’ statement hereunder, Purchaser shall deliver to Sellers a written report containing any changes that Purchaser proposes be made in such statement. Any changes not so specified in such written report shall be deemed waived and Sellers’ determinations with respect to all such elements of the final settlement statement that are not addressed specifically in such report shall prevail. If Purchaser fails to timely deliver a written report to Sellers containing changes Purchaser proposes to be made to the final settlement statement, the final settlement statement as delivered by Sellers will be deemed to be correct and mutually agreed upon by the Parties, and will, without limiting Section 9.1(c) or Section 11.3, be final and binding on the Parties and not subject to further audit or arbitration. Sellers may deliver a written report to Purchaser during the same thirty-day (30-day) period reflecting any changes that Sellers propose to be made in such statement as a result of additional information received after the statement was prepared. The Parties shall undertake to agree on the final statement of the Adjusted Purchase Price no later than forty-five (45) days following Purchaser’s receipt of Sellers’ statement delivered hereunder. In the event that the Parties cannot reach agreement as to the final statement of the Adjusted Purchase Price within such period of time, any Party may refer the items of adjustment which are in dispute or the interpretation or effect of this Section 2.5 to a nationally-recognized independent accounting firm or consulting firm mutually acceptable to Purchaser and Sellers (the “Accounting Referee”), for review and final determination by arbitration. The Accounting Referee shall conduct the arbitration proceedings in Houston, Texas in accordance with the AAA Rules, to the extent such rules do not conflict with the terms of this Section 2.5. The Accounting Referee’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall, without limiting Section 9.1(c) or Section 11.3, be final and binding on all Parties, without right of appeal. In determining the amount of any adjustment to the Adjusted Purchase Price, the Accounting Referee shall be bound by the terms of Section 2.4 and may not increase the Adjusted Purchase Price more than the increase proposed by Sellers nor decrease the Adjusted Purchase Price more than the decrease proposed by Purchaser, as applicable. The Accounting Referee shall act as an expert for the limited purpose of determining the specific disputed aspects of Adjusted Purchase Price adjustments submitted by any Party and may not award damages, interest (except to the extent expressly provided for in this Section 2.5), or penalties to any Party with respect to any matter. Sellers and Purchaser shall each bear its own legal fees and other costs of presenting its case. Sellers shall collectively bear one-half and Purchaser shall bear one-half of the fees, costs, and expenses of the Accounting Referee. Within five (5) Business Days after the earlier of (i) the expiration of Purchaser’s fifteen-day (15-day) review period without delivery of any written report or (ii) the date on which the Parties or the Accounting Referee finally determine the Adjusted Purchase Price, (A) Purchaser shall pay to Sellers the amount by which the Adjusted Purchase Price exceeds the sum of the Closing Payment plus the Deposit or (B) Sellers shall pay to Purchaser the amount by which the sum of the Closing Payment plus the Deposit exceeds the Adjusted Purchase Price, as applicable.

(c) Purchaser shall assist Sellers in preparation of the final statement of the Adjusted Purchase Price under Section 2.5(b) by furnishing invoices, receipts, reasonable access to personnel, and such other assistance as may be requested by Sellers to facilitate such process post-Closing.

(d) All payments made or to be made under this Agreement to Sellers shall be made by electronic transfer of immediately available funds to such bank and account as may be specified by Sellers in writing. All payments made or to be made hereunder to Purchaser shall be by electronic transfer of immediately available funds to such bank and account as may be specified by Purchaser in writing.

Section 2.6 Adjustment Procedures.

(a) All adjustments to the Unadjusted Purchase Price described in Section 2.4 shall be made (i) in accordance with the terms of this Agreement and, to the extent not inconsistent with this Agreement and otherwise applicable, in accordance with the United States generally accepted accounting principles using the accrual method of accounting, as consistently applied (the “Accounting Principles”) except that the Accounting Principles shall not apply to any adjustments for Taxes and (ii) without duplication. For the avoidance of doubt, no item that is included in or taken into account in the determination the calculation of Effective Time Working Capital shall be subject to any other adjustment to the Unadjusted Purchase Price. When available, actual figures will be used for the adjustments to the Unadjusted Purchase Price at Closing. To the extent actual figures are unavailable, estimates will be used subject to final adjustments in accordance with the terms hereof.

(b) In making the adjustments contemplated under Section 2.4, the following shall be taken into account to the extent not in conflict or inconsistent with the definitions of Effective Time Working Capital, Working Capital Assets and Working Capital Liabilities; provided, the following shall in no way be construed as a limitation to the definition of any of Effective Time Working Capital, Working Capital Assets and Working Capital Liabilities:

(i) Except amounts for which the Unadjusted Purchase Price was adjusted under Section 2.4(b), (A) Asset Sellers shall be entitled to all Mineral Proceeds attributable to the Asset Seller Assets earned or attributable to periods prior to the Effective Time, which amounts are received prior to, on or after Closing Date and (B) should Purchaser receive after Closing any Mineral Proceeds to which Asset Sellers are entitled hereunder, Purchaser shall fully disclose, account for, and promptly remit the same to Asset Sellers;

(ii) Except amounts for which the Unadjusted Purchase Price was adjusted under Section 2.4(b), (A) Purchaser shall be entitled to all Mineral Proceeds earned or attributable to periods from and after the Effective Time and (B) should Asset Sellers receive after Closing any Mineral Proceeds to which Purchaser is entitled hereunder, Asset Sellers shall fully disclose, account for, and promptly remit the same to Purchaser;

(iii) For purposes of allocating production (and accounts receivable with respect thereto), under Section 2.4 and Section 2.6, (A) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Mineral Interests when they are produced into the tank batteries related to each Mineral Interest and (B) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Mineral Interests when they pass through the delivery point sales meters or similar meters at the point of entry into the pipelines through which they are transported. Sellers shall use reasonable interpolative procedures to arrive at an allocation of production when exact meter readings, gauging, or strapping data are not available; and

(iv) “Earned” as used in Section 2.4(b) and Section 2.6, shall be interpreted in accordance with accounting recognition guidance under the Accounting Principles.

Section 2.7 Allocation of Purchase Price.

(a) The Parties agree that, because each member of the Samedan Group is classified as an entity disregarded as separate from Noble for U.S. federal income tax purposes, the sale of the Subject Securities shall be treated as a sale of the Samedan Assets for U.S. federal income tax purposes.

(b) Purchaser and Sellers shall use commercially reasonable efforts to agree to an allocation of the Adjusted Purchase Price and any other items properly treated as consideration for U.S. federal income tax purposes among the Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and, to the extent allowed under applicable federal income tax Law, in a manner consistent with the Allocated Values, within thirty (30) days after the Cut-Off Date (the “Allocation”). If Sellers and Purchaser reach an agreement with respect to the Allocation, (i) Purchaser and Sellers shall use commercially reasonable efforts to update the Allocation in accordance with Section 1060 of the Code following any adjustment to the Unadjusted Purchase Price pursuant to this Agreement and (ii) Purchaser and Sellers shall, and shall cause their respective Affiliates to, report consistently with the Allocation, as adjusted, on all Tax Returns, including Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), and none of Sellers or Purchaser shall take any position on any Tax Return that is inconsistent with the Allocation, as adjusted, unless otherwise required by applicable Law; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise, and/or settle any Tax audit, claim, or similar proceedings in connection with such allocation.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF EACH SELLER

Subject to the provisions of this Article 3 and the other terms and conditions of this Agreement and the exceptions and matters set forth on the Disclosure Schedules, each Seller (except as otherwise specifically noted in this Article 3) severally and not jointly represents and warrants to Purchaser on the Execution Date the matters set out in this Article 3.

Section 3.1 Existence and Qualification.

(a) Such Seller and each member of the Samedan Group is a corporation, limited liability company, general partnership or limited partnership, as applicable, duly formed or organized, validly existing and in good standing under the Laws of the state where it is formed or organized (as set forth in the introductory paragraph) and is duly qualified to carry on its business in the states where the Asset Seller Assets or Subject Securities owned by such Seller are located and those other states where such Seller is required to do so.

Section 3.2 Power. Such Seller has the power under its Governing Documents to enter into and perform its obligations under this Agreement and the other Transaction Documents and to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

Section 3.3 Authorization and Enforceability. The execution, delivery, and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of such Seller as required under its Governing Documents. This Agreement has been duly executed and delivered by such Seller (and all Transaction Documents required to be executed and delivered by such Seller at Closing shall be duly executed and delivered by such Seller) and this Agreement constitutes, and at the Closing such Transaction

Documents shall constitute, the valid and binding obligations of such Seller, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.4 No Conflicts or Breach.

(a) Except as set forth on Schedule 3.4 and except for Permitted Encumbrances, the execution, delivery, and performance of this Agreement and the other Transaction Documents by such Seller, and the consummation of the transactions contemplated by this Agreement shall not (i) violate any provision of the Governing Documents of such Seller or any member of the Samedan Group or any agreement or instrument to which such Seller or any member of the Samedan Group is a party or by which it is bound, (ii) result in the creation of any material Lien on any Asset or Subject Securities, (iii) result in material default (with due notice or lapse of time or both) or the creation of any material Lien or give rise to any right of termination, cancellation, or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which such Seller or any member of the Samedan Group is a party or by which it is bound (which shall not be satisfied, assigned, or terminated on or prior to the Closing as a result of the transactions contemplated hereunder), (iv) materially violate any judgment, order, ruling, or decree applicable to such Seller or any member of the Samedan Group as a party in interest, or (v) materially violate any Laws applicable to such Seller or any member of the Samedan Group.

(b) Each member of the Samedan Group is in compliance with the terms and conditions of its own Governing Documents. No Seller or any member of the Samedan Group has received a notice from a Third Party alleging non-compliance with respect to the Governing Documents of the Samedan Group.

Section 3.5 Ownership of Subject Securities.

(a) As of the date hereof (and as of the Closing Date), Noble Holdings is the direct record and beneficial owner of, and has good and valid title to, the Subject Securities free and clear of all Liens (other than restrictions on transfer pursuant to applicable securities Laws or the applicable Governing Documents of Samedan); and

(b) As of the Closing, the delivery by such Noble Holdings to Purchaser of the Subject Securities Assignment will vest Purchaser with good title to all of the Subject Securities, free and clear of all Liens (other than restrictions on transfer pursuant to applicable securities Laws or the applicable Governing Documents of Samedan and Liens and other matters arising by, through or under Purchaser or its Affiliates).

Section 3.6 The Samedan Group.

(a) Schedule 3.6(a) sets forth all of the issued and outstanding Securities of or in Samedan;

(b) Schedule 3.6(b) sets forth (i) the name and state of formation of each Samedan Subsidiary, (ii) the amount and classification of each Samedan Subsidiary’s authorized and outstanding Securities, and (iii) the direct record and beneficial owner of the Securities in and to each Samedan Subsidiary. Except as set forth on Schedule 3.6(b), no member of the Samedan Group holds (or has ever held) any Securities in or control of (directly or indirectly, through the ownership of Securities, by contract, by proxy, alone or in combination with others, or otherwise) any Person;

(c) As of the date hereof (and as of the Closing Date), the applicable member of the Samedan Group which is the direct record and beneficial owner of the Securities in and to each Samedan Subsidiary, as set forth on Schedule 3.6(c), is the direct record and beneficial owner of, and has good and valid title to, such Securities free and clear of all Liens (other than restrictions on transfer pursuant to applicable securities Laws or the applicable Governing Documents of such member of the Samedan Group);

(d) The Subject Securities and all Securities of the Samedan Subsidiaries have been duly authorized, are validly issued and outstanding, fully paid, and non-assessable (except as such non-assessability may be affected by Section 18-607 of the Delaware Limited Liability Company Act), were issued in compliance with Law and were not issued in violation of any Governing Document of any member of the Samedan Group or any purchase option, call option, right of first refusal, preemptive right or other similar right;

(e) Except for the purchase by Purchaser of the Subject Securities as provided in this Agreement or as expressly set forth in the applicable Governing Documents of the Samedan Group, (i) there are no outstanding preemptive or other outstanding rights with respect to the Securities of any member of the Samedan Group, (ii) there are no appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, rights of first offer, rights of first refusal, tag along rights, drag along rights, subscription rights, or commitments or other rights or contracts of any kind or character relating to or entitling any Person to purchase or otherwise acquire any Securities of any member of the Samedan Group or requiring any member of the Samedan Group to issue, transfer, convey, assign, redeem or otherwise acquire or sell any Securities, (iii) there are no equity holder agreements, voting agreements, proxies, or other similar agreements or understandings with respect to the Subject Securities or any of the Securities of the Samedan Subsidiaries and (iv) no Securities of any member of the Samedan Group are reserved for issuance;

(f) No Securities of any member of the Samedan Group have been offered, issued, sold, or transferred in violation of any applicable Law or preemptive or similar rights. Neither Samedan nor any Samedan Subsidiary is under any obligation, contingent or otherwise, by reason of any contract or agreement to register the offer and sale or resale of any of its Securities under the Securities Act of 1933, as amended or otherwise modified;

(g) Prior to Execution Date, Purchaser has been provided access to complete and accurate copies of each currently existing Governing Document of each member of the Samedan Group, including all applicable amendments thereto;

(h) No member of the Samedan Group has, or has ever had, any right, title or interest in any assets or Securities, except its right, title and interest in the Samedan Assets;

(i) Except for the Securities in and to the Samedan Subsidiaries, Samedan does not own, and has not owned, directly or indirectly, any Securities of or in, any Person (other than the Samedan Subsidiaries) and does not and has not owned any other Subsidiaries; and

(j) No member of the Samedan Group has engaged in any material respect in any business other than owning the Samedan Assets.

Section 3.7 Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending against, being contemplated by, or, to the Knowledge of such Seller, threatened in writing against, such Seller or any member of the Samedan Group.

Section 3.8 Litigation. Except as set forth on Schedule 3.8 there are no actions, suits, or proceedings (including condemnation, expropriation, or forfeiture proceedings) (a) pending before any Governmental Authority or arbitrator against, or brought by, such Seller or member of the Samedan Group (i) relating to any Asset of such Seller or member of the Samedan Group or such Seller’s ownership thereof or (ii) seeking to prevent the consummation of the transactions contemplated hereby or (b) to such Seller’s Knowledge there are no actions, suits, or proceedings (including condemnation, expropriation, or forfeiture proceedings) expressly threatened in writing with reasonable specificity by any Third Party or Governmental Authority against such Seller or any member of the Samedan Group (i) relating to any Asset of such Seller or member of the Samedan Group or such Seller’s ownership thereof or (ii) seeking to prevent the consummation of the transactions contemplated hereby.

Section 3.9 Labor and Employee Benefits. Neither Samedan nor any Samedan Subsidiary:

(a) has or has ever had any employees;

(b) sponsors, maintains or contributes to, or has ever sponsored, maintained, or contributed to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA;

(c) is contractually or otherwise obligated (whether or not in writing) to provide any Person with life insurance or medical benefits upon retirement or termination of employment; or

(d) is a party or has ever been a party to any collective bargaining agreement or other contract with a labor union or similar representative of employees.

Section 3.10 Bank Accounts. Schedule 3.10 sets forth a complete and accurate list of all deposit, demand, savings, passbook, security or similar accounts maintained by any member of the Samedan Group with any bank or financial institution, the names and addresses of the banks or financial institutions maintaining each such account and the authorized signatories on each such account.

Section 3.11 Books and Records. The minute books of the Samedan Group contain materially accurate and complete records of all meetings held and action taken by the members of the Samedan Group. The Samedan Group maintain all books of account and other business records (including the Records) required by applicable Law or necessary to conduct the business of Samedan Group in accordance with the past practices of such Person, consistently applied.

Section 3.12 Asset Seller Taxes. Except as set forth on Schedule 3.12, with respect to such Asset Seller (a) all Asset Taxes of such Asset Seller that have become due and payable have been paid, (b) all Tax Returns with respect to Asset Taxes of such Asset Seller that are required to be filed have been timely filed and (c) none of the Assets of such Asset Seller is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

Section 3.13 Samedan Group Taxes.

(a) (i) All material Tax Returns required to be filed by or with respect to any member of the Samedan Group have been duly and timely filed, and each such Tax Return is true, correct and complete in all material respects, (ii) all material Taxes owed by any member of the Samedan Group that are or have become due have been paid in full, (iii) all Tax withholding and deposit requirements imposed on or with respect to any member of the Samedan Group have been satisfied in all material respects, and (iv) there are no Liens (other than statutory Liens for Taxes that are not yet due and payable) on any of the Samedan Assets that arose in connection with any failure (or alleged failure) to pay any Tax;

(b) There is not in force any extension of time with respect to the due date for the filing of any material Tax Return of any member of the Samedan Group or any waiver or agreement for any extension of time for the assessment or payment of any material Tax by any member of the Samedan Group;

(c) (i) There is no claim against any member of the Samedan Group for any Taxes and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened in writing with respect to any Taxes or Tax Returns of or with respect to any member of the Samedan Group that has not been resolved, (ii) no Tax audits or administrative or judicial proceedings are being conducted, pending or threatened in writing with respect to any member of the Samedan Group, and (iii) no material claim has ever been made by a Governmental Authority in a jurisdiction where a member of the Samedan Group does not file Tax Returns that such member of the Samedan Group is or may be subject to taxation in that jurisdiction;

(d) (i) Each member of the Samedan Group is, and has been, for U.S. federal income tax purposes classified as an entity disregarded as separate from Noble since the conversion of Samedan from a C corporation to a disregarded limited liability company on April 9, 2015, (ii) none of the members of the Samedan Group has any liability or obligation to pay any Taxes of any other Person as a result of being a member of a consolidated or combined group of entities prior to the Closing Date, and (iii) none of the members of the Samedan Group has any contractual obligation under any tax sharing agreement and any and all tax sharing agreements between any member of the Samedan Group and any other legal entity or group has been terminated; and

(e) Notwithstanding any other provision in this Agreement, the representations and warranties in Section 3.12 and this Section 3.13 are the only representations and warranties in this Agreement with respect to Tax matters.

Section 3.14 Contracts.

(a) To the Knowledge of such Seller, Schedule 3.14(a) sets forth a complete and accurate list of all Material Contracts.

(b) Except as set forth on Schedule 3.14(b), no Seller or any member of the Samedan Group has received any written notice of material default or breach of any Material Contract, the resolution of which is currently outstanding. The Material Contracts are in full force and effect and are legal, valid and binding obligations of the applicable Seller and, to the Knowledge of Sellers, are the legal, valid and binding obligation of each other party thereto, in each case, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). As of the Closing Date, Sellers have made available to Purchaser complete and accurate copies of all Material Contracts (including all amendments thereto).

Section 3.15 Consents and Preferential Purchase Rights. To the Knowledge of such Seller (a) there are no Required Consents which are required to be obtained, made, or complied with in connection with the transactions contemplated by this Agreement and (b) there are no preferential rights applicable to the transactions contemplated by this Agreement or the sale of the Asset Seller Assets or the Subject Securities by such Seller as contemplated by this Agreement.

Section 3.16 Environmental Matters. Except as set forth on Schedule 3.8, to Seller’s Knowledge, with respect to the Louisiana Assets and Surface Interests (a) none of the lessees or operators with respect thereto are subject to any outstanding injunction, judgment, order, decree, ruling or charge under any Environmental Laws and (b) there are no material violations of Environmental Law (or notices thereof) which would reasonably be expected to result in any Environmental Liabilities for which Purchaser or any member of the Samedan Group would be responsible under applicable Environmental Laws.

Section 3.17 No Cost-Bearing Interests. To the Knowledge of Sellers, the Assets do not include any unleased mineral interest where a Seller or any member of the Samedan Group has agreed to, or Purchaser will have to, bear a share of drilling, operating, or other costs as a participating mineral owner from and after the Effective Time, other than instances where the Assets have been force-pooled under applicable Law and such Seller’s or member of the Samedan Group’s share of drilling, operating, or other costs as a participating mineral owner in such pooled unit are set off against Seller’s or member of the Samedan Group’s share of the proceeds of production attributable to such pooled unit.

Section 3.18 Compliance with Law. Neither any Seller nor any member of the Samedan Group has received a written notice of a violation of any Law that is applicable to the Assets and that has not been (or will not be prior to Closing) corrected or settled. Each Seller and member of the Samedan Group has complied in all respects with all applicable Laws respecting its ownership of the Properties.

Section 3.19 Special Warranty (Samedan Group). The Samedan Group has Defensible Title in and to the Samedan Assets as shown on the exhibits to this Agreement from and against the lawful claims of any Person asserted by, through or under any member of the Samedan Group and its Affiliates, but not otherwise, subject and excepting, however, to the Permitted Encumbrances.

Section 3.20 No Indebtedness. Neither Samedan nor any member of the Samedan Group has any Indebtedness.

Section 3.21 Absence of Certain Changes and Liabilities. Since January 1, 2016 until the date of this Agreement, each member of the Samedan Group has, in all material respects, conducted its business in the ordinary course consistent with past practices, and there has been no event that has had, or is likely to have, a Material Adverse Effect on any member of the Samedan Group. Without limiting the generality of the foregoing, except as contemplated or required by this Agreement, from January 1, 2016 through the date of this Agreement, each member of the Samedan Group has not (i) amended its Governing Documents, (ii) redeemed or repurchased, or otherwise acquired, any of the Subject Securities or other equity interests, (iii) split, combined or reclassified any of the Subject Securities or other equity interests, (iv) made any material change in its accounting methods, policies or procedures, other than as required by generally accepted accounting principles or a change in Law, (v) hired any employees or adopted any employee benefit plan, (vi) entered into a Hedging Transaction or (vii) agreed or committed to do any of the foregoing.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers as of the Execution Date and the Closing Date the following:

Section 4.1 Existence and Qualification. Purchaser is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified and in good standing to carry on its business in states where the Assets are located and those other states where it is required to do so.

Section 4.2 Power. Purchaser has the limited partnership power to enter into and perform its obligations under this Agreement and the other Transaction Documents and to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

Section 4.3 Authorization and Enforceability. The execution, delivery, and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited partnership action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all documents required to be executed and delivered by Purchaser at Closing shall be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents shall constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.4 No Conflicts. The execution, delivery, and performance of this Agreement and the other Transaction Documents by Purchaser, and the consummation of the transactions contemplated by this Agreement, shall not (a) violate any provision of the Governing Documents of Purchaser or any agreement or instrument to which it is a party or by which it is bound, (b) result in a material default (with due notice or lapse of time or both) or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which Purchaser is a party or by which it is bound, (c) violate any judgment, order, ruling, or regulation applicable to Purchaser as a party in interest or (d) violate any Law applicable to Purchaser.

Section 4.5 Consents, Approvals or Waivers. The execution, delivery, and performance of this Agreement and the other Transaction Documents by Purchaser shall not be subject to any consent, approval, notice or waiver from any Governmental Authority or other Third Party.

Section 4.6 Defense Production Act. Purchaser is not a foreign person and the transactions contemplated by this agreement are not a covered transaction as those terms are defined in Section 721 of the Defense Production Act of 1950, as amended, 50 U.S.C. App. 2170, and the regulations promulgated thereunder, 31 C.F.R. Part 800.

Section 4.7 Litigation. There are no actions, suits, or proceedings (including condemnation, expropriation, or forfeiture proceedings) (a) pending before any Governmental Authority or arbitrator against Purchaser or its Affiliates seeking to prevent the consummation of the transactions contemplated hereby or (b) to Purchaser’s knowledge, expressly threatened in writing with reasonable specificity by any Third Party or Governmental Authority against Purchaser or its Affiliates seeking to prevent the consummation of the transactions contemplated hereby.

Section 4.8 Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending against, being contemplated by or, to the knowledge of Purchaser, threatened against Purchaser or any Affiliate thereof (whether by Purchaser or any Third Party).

Section 4.9 Financing. Purchaser has sufficient cash (in United States Dollars) on hand and/or lines of credit or other sources of financing to enable Purchaser to (a) fund the Deposit on the Execution Date, (b) pay the Closing Payment on the Closing Date to or on behalf of Sellers and (c) perform all other obligations of Purchaser hereunder and the other agreements delivered hereunder by Purchaser.

Section 4.10 Investment Intent. Purchaser is acquiring the Assets and Subject Securities for its own account and not with a view to their sale or distribution in violation of the Securities Act of 1933, as amended, the rules and regulations thereunder, any applicable state blue sky laws, or any other applicable securities laws.

Section 4.11 Qualification. Purchaser is, or as of the Closing will be, qualified under all applicable Laws to own the Assets.

Section 4.12 Independent Evaluation. Purchaser is a sophisticated, experienced, and knowledgeable investor in the oil and gas business. In entering into this Agreement, Purchaser has relied solely upon Purchaser’s own expertise in legal, tax, reservoir engineering, and other professional counsel concerning this transaction, the Assets, the Subject Securities and the value thereof. Purchaser acknowledges and affirms that (a) it has completed such independent investigation, verification, analysis, and evaluation of the Assets and Subject Securities and has made all such reviews and inspections of the Assets as it has deemed necessary or appropriate to enter into this Agreement, (b) Purchaser shall be deemed to have knowledge of all facts, materials and documents described, contained or set forth in the VDR on or prior to the Execution Date and (c) Purchaser shall have completed, or caused to be completed, its independent investigation, verification, analysis, and evaluation of the Assets and Subject Securities and made all such reviews and inspections of the Assets and Subject Securities as Purchaser has deemed necessary or appropriate to consummate the transaction. Except for the representations and warranties expressly made by Sellers in Article 3 of this Agreement or the special warranty of Defensible Title set forth in the Asset Conveyances, Purchaser acknowledges that no member of the Seller Group or any other Person has made, and Purchaser has not relied upon, any representations or warranties, express or implied, as to Sellers, the Assets and Subject Securities or any other matters, including the financial condition, physical condition, environmental conditions, liabilities, operations, business, prospects of, or title to the Assets. Purchaser specifically disclaims any obligation or duty by Sellers or any member of the Seller Group to make any disclosures of fact not required to be disclosed pursuant to the express representations and warranties set forth herein and in the Asset Conveyances. Purchaser understands and acknowledges that neither the United States Securities and Exchange Commission nor any federal, state, or foreign agency has passed upon the Assets and Subject Securities or made any finding or determination as to the fairness of an investment in the Assets and Subject Securities or the accuracy or adequacy of the disclosures made to Purchaser.

ARTICLE 5

DISCLAIMERS AND ACKNOWLEDGEMENTS

Section 5.1 General Disclaimer of Title Warranties and Representations. Subject to and except for Section 3.19, Section 5.2(b) and the special warranty of Defensible Title as set forth in the Asset Conveyances, SELLERS DO NOT MAKE, AND PURCHASER, ON BEHALF OF ITSELF AND EACH MEMBER OF THE PURCHASER GROUP, HEREBY WAIVES, RELEASES, AND DISCHARGES EACH MEMBER OF THE SELLER GROUP FROM ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, COSTS, LIABILITIES, LOSSES, INTEREST, OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY,

KNOWN OR UNKNOWN, ATTRIBUTABLE TO ANY PERIODS OF TIME WHICH ANY MEMBER OF THE PURCHASER GROUP MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO OR ARISING OUT OF, ANY WARRANTY OR REPRESENTATION OF ANY MEMBER OF THE SELLER GROUP, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, WITH RESPECT TO SELLERS’ OR ANY OTHER PERSON’S TITLE TO, OR DEFICIENCY IN TITLE TO, ANY OF THE ASSETS OR ANY OTHER PROPERTY OR ASSET.

Section 5.2 Special Warranties.

(a) Sellers shall have a reasonable opportunity, but not the obligation, to cure any breach of the Special Warranties prior to the date six (6) months after Sellers’ receipt of any notice furnished by Purchaser with respect to such breach. Purchaser agrees to reasonably cooperate with any attempt by Sellers to cure any breach of the Special Warranties, and the amount of Damages resulting from any breach of any Special Warranty shall (i) be calculated and be based on the Defect Amount attributable to such breach and (ii) not exceed the Defect Amount attributable to the applicable affected Assets.

(b) For purposes of the special warranties of Defensible Title contained in the Asset Conveyances and Section 3.19, the value of the Assets set forth in the exhibits thereto, as applicable, shall be deemed to be the Allocated Value thereof, as adjusted herein.

Section 5.3 General Disclaimers. EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 3, THE CERTIFICATES OF EACH SELLER TO BE DELIVERED AT THE CLOSING PURSUANT TO SECTION 8.2(G)) AND EXCEPT FOR SELLERS’ SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE ASSET CONVEYANCES, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, (a) SELLERS DO NOT MAKE, SELLERS EXPRESSLY DISCLAIM, AND PURCHASER WAIVES AND REPRESENTS AND WARRANTS THAT PURCHASER HAS NOT RELIED UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IN THIS OR ANY OTHER INSTRUMENT, AGREEMENT, OR CONTRACT DELIVERED HEREUNDER OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREUNDER OR THEREUNDER, INCLUDING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED AS TO (i) TITLE TO ANY OF THE ASSETS OR OWNERSHIP OF THE SUBJECT SECURITIES, (ii) THE CONTENTS, CHARACTER, OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL DATA, SEISMIC DATA, RESERVE DATA, RESERVE REPORTS, RESERVE INFORMATION (ANY ANALYSIS OR INTERPRETATION THEREOF) RELATING TO THE ASSETS, (iii) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (iv) THE EXISTENCE OF ANY PROSPECT, RECOMPLETION, INFILL OR STEP-OUT DRILLING OPPORTUNITIES, (v) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR THE SUBJECT SECURITIES OR FUTURE REVENUES GENERATED BY THE ASSETS, (vi) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS OR IN PAYING QUANTITIES, OR ANY PRODUCTION OR DECLINE RATES, (vii) THE

MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN, OR MARKETABILITY OF THE ASSETS, (viii) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT OR (ix) ANY OTHER RECORD, FILES OR MATERIALS, OR INFORMATION (INCLUDING AS TO THE ACCURACY, COMPLETENESS OR CONTENTS OF THE RECORDS) THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES, OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (b) SELLERS FURTHER DISCLAIM, AND PURCHASER WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT EXCEPT AS SET FORTH ABOVE THE ASSETS ARE BEING TRANSFERRED “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS, AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE. PURCHASER SPECIFICALLY DISCLAIMS ANY OBLIGATION OR DUTY BY SELLERS OR ANY MEMBER OF THE SELLER GROUP TO MAKE ANY DISCLOSURES OF FACT NOT REQUIRED TO BE DISCLOSED PURSUANT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN AND IN THE ASSET CONVEYANCES, AND PURCHASER EXPRESSLY ACKNOWLEDGES AND COVENANTS THAT PURCHASER DOES NOT HAVE AND WILL NOT HAVE AND WILL NOT ASSERT ANY CLAIM, DAMAGES, OR EQUITABLE REMEDIES WHATSOEVER AGAINST ANY MEMBER OF THE SELLER GROUP EXCEPT FOR CLAIMS, DAMAGES, AND EQUITABLE REMEDIES AGAINST SELLERS FOR BREACH OF AN EXPRESS REPRESENTATION, WARRANTY OR COVENANT OF SELLERS UNDER THIS AGREEMENT, OR SELLERS’ SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE ASSET CONVEYANCES.

Section 5.4 Environmental Disclaimers. Purchaser acknowledges that the Assets have been used for exploration, development, production, gathering, and transportation of oil and gas and there may be petroleum, produced water, wastes, scale, NORM, hazardous substances, or other substances or materials located in, on, or under the Assets or associated with the Assets. Equipment and sites included in the Assets may contain asbestos, NORM, or other hazardous substances. NORM may affix or attach itself to the inside of wells, pipelines, materials, and equipment as scale, or in other forms. The wells, materials, and equipment located on the Assets or included in the Assets may contain NORM and other wastes or hazardous substances. NORM containing material or other wastes or hazardous substances may have come in contact with various environmental media, including water, soils, or sediment. Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, NORM, and other hazardous substances from the Assets. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR ANY OTHER AGREEMENT OR INSTRUMENT DELIVERED HEREUNDER, EXCEPT FOR PURCHASER’S RIGHTS TO INDEMNIFICATION UNDER SECTION 11.3, FOR BREACHES OF THE REPRESENTATIONS SET FORTH IN SECTION 3.8,

SECTION 3.16, SECTION 3.19, SELLERS DO NOT MAKE, SELLERS EXPRESSLY DISCLAIM, AND PURCHASER WAIVES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTERS WITH RESPECT TO THE EXISTENCE OF ANY ENVIRONMENTAL LIABILITIES, RELEASE OF HAZARDOUS SUBSTANCES, OR ANY OTHER ENVIRONMENTAL CONDITION WITH RESPECT TO THE OWNERSHIP OR OPERATION OF ASSETS OR THE PRESENCE OR ABSENCE OF ASBESTOS OR NORM IN OR ON THE ASSETS IN QUANTITIES TYPICAL FOR OILFIELD OPERATIONS IN THE AREAS WHERE THE ASSETS ARE LOCATED. PURCHASER SHALL HAVE INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED) ITS RIGHT TO INSPECT, THE ASSETS FOR ALL PURPOSES, AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING CONDITIONS SPECIFICALLY RELATING TO THE PRESENCE, RELEASE, OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS, OTHER MAN-MADE FIBERS, AND NORM. AS OF CLOSING, PURCHASER HAS MADE ALL SUCH REVIEWS AND INSPECTIONS OF THE ASSETS AND THE RECORDS AS PURCHASER HAS DEEMED NECESSARY OR APPROPRIATE TO CONSUMMATE THE TRANSACTION AND THAT, AT CLOSING, PURCHASER SHALL BE DEEMED TO HAVE KNOWLEDGE OF ALL FACTS CONTAINED IN THE RECORDS OR THAT WOULD HAVE BEEN DISCOVERED BY PURCHASER’S AND PURCHASER’S REPRESENTATIVES’ EXERCISE OF REASONABLE CARE AND DUE DILIGENCE IN THE COURSE OF SUCH INVESTIGATION, VERIFICATION, ANALYSIS, AND EVALUATION.

Section 5.5 Calculations, Reporting, and Payments. PURCHASER ACKNOWLEDGES AND AGREES THAT CLAIMS OR PROCEEDINGS AGAINST SELLERS OR TO WHICH ANY SELLER IS OR MAY BECOME A PARTY BEFORE, ON, OR AFTER THE CLOSING MAY HAVE AN EFFECT ON THE CALCULATION OF, AND LIABILITY WITH RESPECT TO, TAXES, ROYALTIES, AND OTHER PAYMENT OBLIGATIONS OF PURCHASER ARISING AFTER THE EFFECTIVE TIME RELATING TO THE ASSETS AND THE ASSUMED OBLIGATIONS AND THE NET REVENUE INTEREST OR WORKING INTEREST WITH RESPECT TO THE ASSETS. NOTWITHSTANDING THAT SELLERS HAVE RETAINED ANY LIABILITY OR RESPONSIBILITY UNDER THIS AGREEMENT FOR THE PAYMENT OF ANY DAMAGES, LOSSES OR CLAIMS WITH RESPECT TO ANY OF THE FOREGOING, AND OTHER LIABILITIES OF SELLERS HEREUNDER SHALL NOT INCLUDE, AND PURCHASER HEREBY EXPRESSLY RELEASES THE MEMBERS OF THE SELLER GROUP FROM, ANY LIABILITY OR RESPONSIBILITY ARISING OUT OF OR RELATING TO ANY EFFECT THAT THE OUTCOME OR SETTLEMENT OF ANY SUCH CLAIMS OR PROCEEDINGS MAY HAVE ON THE CALCULATION OF TAXES, ROYALTIES, AND OTHER PAYMENT OBLIGATIONS OF PURCHASER ARISING AFTER THE EFFECTIVE TIME OR THE NET REVENUE INTEREST OR WORKING INTEREST WITH RESPECT TO THE ASSETS. FOR THE AVOIDANCE OF DOUBT, PURCHASER ACKNOWLEDGES AND AGREES THAT PURCHASER CANNOT RELY ON OR FORM ANY CONCLUSIONS FROM SELLERS’ METHODOLOGIES FOR (I) THE CALCULATION AND REPORTING OF PRODUCTION AND ROYALTIES ATTRIBUTABLE TO PRODUCTION PRIOR TO

THE EFFECTIVE TIME AND (II) THE DETERMINATION AND REPORTING OF ASSET TAXES THAT WERE UTILIZED FOR ANY TAX PERIOD (OR PORTION THEREOF) BEGINNING PRIOR TO THE CLOSING DATE FOR PURPOSES OF CALCULATING AND REPORTING ASSET TAXES ATTRIBUTABLE TO ANY TAX PERIOD (OR PORTION THEREOF) BEGINNING AFTER THE CLOSING DATE, IT BEING UNDERSTOOD THAT PURCHASER MUST MAKE ITS OWN DETERMINATION AS TO THE PROPER METHODOLOGIES THAT CAN OR SHOULD BE USED FOR ANY SUCH LATER REPORTING.

Section 5.6 Changes in Prices; Well Events. PURCHASER ACKNOWLEDGES THAT IT SHALL ASSUME ALL RISK OF LOSS WITH RESPECT TO: (a) CHANGES IN COMMODITY OR PRODUCT PRICES AND ANY OTHER MARKET FACTORS OR CONDITIONS FROM AND AFTER THE EFFECTIVE TIME; (b) PRODUCTION DECLINES OR ANY ADVERSE CHANGE IN THE PRODUCTION CHARACTERISTICS OR DOWNHOLE CONDITION OF ANY WELL, INCLUDING ANY WELL WATERING OUT, OR EXPERIENCING A COLLAPSE IN THE CASING OR SAND INFILTRATION, FROM AND AFTER THE EXECUTION DATE, AND (c) DEPRECIATION OF ANY ASSETS THAT CONSTITUTE PERSONAL PROPERTY THROUGH ORDINARY WEAR AND TEAR.

Section 5.7 Limited Duties. ANY AND ALL DUTIES AND OBLIGATIONS WHICH EITHER PARTY MAY HAVE TO THE OTHER PARTY WITH RESPECT TO OR IN CONNECTION WITH THE ASSETS, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY ARE LIMITED TO THOSE IN THIS AGREEMENT. THE PARTIES DO NOT INTEND (a) THAT THE DUTIES OR OBLIGATIONS OF EITHER PARTY, OR THE RIGHTS OF EITHER PARTY, SHALL BE EXPANDED BEYOND THE TERMS OF THIS AGREEMENT ON THE BASIS OF ANY LEGAL OR EQUITABLE PRINCIPLE OR ON ANY OTHER BASIS WHATSOEVER OR (b) THAT ANY EQUITABLE OR LEGAL PRINCIPLE OR ANY IMPLIED OBLIGATION OF GOOD FAITH OR FAIR DEALING OR ANY OTHER MATTER REQUIRES EITHER PARTY TO INCUR, SUFFER OR PERFORM ANY ACT, CONDITION OR OBLIGATION CONTRARY TO THE TERMS OF THIS AGREEMENT AND THAT IT WOULD BE UNFAIR, AND THAT THEY DO NOT INTEND, TO INCREASE ANY OF THE OBLIGATIONS OF ANY PARTY UNDER THIS AGREEMENT ON THE BASIS OF ANY IMPLIED OBLIGATION OR OTHERWISE.

Section 5.8 Conspicuousness. SELLERS AND PURCHASER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 5 AND THE REST OF THIS AGREEMENT ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

ARTICLE 6

COVENANTS OF THE PARTIES

Section 6.1 Access.

(a) Upon execution of this Agreement until the Closing Date, Sellers shall give Purchaser, its Affiliates, and each of their respective officers, employees, agents, accountants, attorneys, investment bankers, environmental consultants, and other authorized representatives (“Purchaser’s Representatives”) reasonable access to the Records in Sellers’ possession during Sellers’ normal business hours, for the purpose of conducting a confirmatory review of the Assets, but only to the extent that Sellers may do so without (i) violating applicable Laws, (ii) waiving any legal privilege of any Seller, any of its Affiliates or its counselors, attorneys, accountants or consultants, or (iii) violating any obligations to any Third Party. Such access shall be granted to Purchaser in the offices of Sellers located in Houston, Texas. All investigations and due diligence conducted by Purchaser or any of Purchaser’s Representatives shall be conducted at Purchaser’s sole cost, risk, and expense and any conclusions made from any examination done by Purchaser or any of Purchaser’s Representatives shall result from Purchaser’s own independent review and judgment. Sellers or its designee shall have no rights to conduct any environmental assessment, sampling or testing of any environmental media on or relating to or on any Asset. If the Closing does not occur, Purchaser (A) shall promptly return to Sellers or destroy all copies of the Records, reports, summaries, evaluations, due diligence memos, and derivative materials related thereto in the possession or control of Purchaser or any of Purchaser’s Representatives and (B) shall keep and shall cause each of Purchaser’s Representatives to keep, any and all information obtained by or on behalf of Purchaser confidential, except, in each case, as otherwise required by Law.

(b) Purchaser agrees to indemnify, defend, and hold harmless each member of the Seller Group, the other owners of interests in the Mineral Interests, and all such Persons’ stockholders, members, managers, officers, directors, employees, agents, lenders, advisors, representatives, accountants, attorneys, and consultants from and against any and all Damages (including court costs and reasonable attorneys’ fees), including Damages attributable to, arising out of, or relating to access to the Records or any offices of Sellers by Purchaser or any of Purchaser’s Representatives, EVEN IF SUCH CLAIMS, DAMAGES, LIABILITIES, OBLIGATIONS, LOSSES, COSTS, AND EXPENSES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY MEMBER OF THE SELLER GROUP.

(c) During all periods that Purchaser or any of Purchaser’s Representatives are on Sellers’ premises, Purchaser shall maintain, at its sole expense and with insurers reasonably satisfactory to Sellers, policies of insurance of the types and in the amounts reasonably requested by Sellers. Coverage under all insurance required to be carried by Purchaser hereunder shall (i) be primary insurance, (ii) list the members of the Seller Group as additional insureds, (iii) waive subrogation against the members of the Seller Group, and (iv) provide for five (5) days prior notice to Sellers in the event of cancellation or modification of the policy or reduction in coverage. Upon request by Sellers, Purchaser shall provide evidence of such insurance to Sellers prior to entering the Assets or premises of any Seller or its Affiliates.

Section 6.2 Operation of Business.

(a) From the Execution Date until the Closing, except as described on Schedule 6.2 or as permitted under Section 6.11 or required under any Governing Documents of any member of the Samedan Group,

(i) Sellers shall:

(A) not transfer, sell, hypothecate, encumber, novate, or otherwise dispose of any of its Assets or the Subject Securities;

(B) not terminate (other than terminations based on the expiration without any affirmative action by any Seller), materially amend, execute, or extend any Material Contracts; and

(C) not agree or commit to do any of the foregoing.

(ii) Noble Holdings shall vote its Subject Securities and shall cause each member of the Samedan Group to:

(A) not transfer, sell, hypothecate, encumber, novate, or otherwise dispose of any of its Assets;

(B) not terminate (other than terminations based on the expiration without any affirmative action by any member of the Samedan Group), materially amend, execute, or extend any Material Contracts;

(C) maintain the books of account and Records relating to the Samedan Group in the usual, regular and ordinary manner, in accordance with the usual accounting practices of each such Person;

(D) not grant any Person any right with respect to the Subject Securities or any Securities of any member of any Samedan Subsidiary;

(E) not incur any Indebtedness;

(F) not hire any employees;

(G) not make a Securities investment in any other Person;

(H) not acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of or otherwise acquire any business of, or acquire any Securities in, or make capital contribution to or any investment in, any Person or division thereof;

(I) not split, combine or reclassify any of its outstanding Securities;

(J) not adopt a plan or agreement of complete or partial liquidation, dissolution or wind-up any member of the Samedan Group; and

(K) not agree or commit to do any of the foregoing.

(b) Purchaser’s approval of any action restricted by Section 6.2(a) shall not be unreasonably withheld or delayed and shall be considered granted within five (5) Business Days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Sellers’ notice) of Sellers’ notice to Purchaser requesting such consent unless Purchaser notifies Sellers to the contrary during that period. Requests for approval of any action restricted by this Section 6.2 shall be delivered to either of the following individuals, each of whom shall have full authority to grant or deny such requests for approval on behalf of Purchaser:

Black Stone Minerals Company, L.P.

1001 Fannin Street, Suite 2020

Houston, Texas 77002

Attn: Holbrook Dorn

Email: HDorn@blackstoneminerals.com

Section 6.3 Closing Efforts and Further Assurances. Each Party agrees that from and after the Execution Date it will use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all actions reasonably necessary, proper, or advisable under applicable Laws to consummate the transaction contemplated hereunder, including (1) using its commercially reasonable efforts to cooperate with the other Party to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transaction contemplated hereunder, and (2) executing any additional or corrective instruments and agreements necessary to consummate the transactions contemplated by this Agreement and to satisfy the recordation requirements of each of the jurisdictions where the Asset Seller Assets are located.

Section 6.4 Notifications. Purchaser shall notify Sellers promptly after a discovery by Purchaser that any representation or warranty of any Seller contained in this Agreement is, becomes or will be untrue in any material respect on or before the Closing Date. Sellers shall notify Purchaser promptly after Sellers obtain Knowledge that any representation or warranty of Purchaser contained in this Agreement is, becomes or will be untrue in any material respect on or before the Closing Date. It is understood and agreed that the delivery of any notice required under this Section 6.4 shall not in any manner constitute a waiver by any Party of any conditions precedent to the Closing hereunder.

Section 6.5 Amendment of Disclosure Schedules. Purchaser agrees that, with respect to the representations and warranties of Sellers or any Seller contained in this Agreement, Sellers shall have the continuing right until the Closing to add, supplement, or amend the Disclosure Schedules to the representations and warranties of Sellers or any Seller with respect to any matter hereafter arising which, if existing at the Execution Date or thereafter, would have been required to be set forth or described in the Disclosure Schedules. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Section 7.2 have been fulfilled, the Disclosure Schedules attached to this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that if any matters disclosed pursuant to any such addition, supplement, or amendment (together with any other breaches of Sellers’ representations and warranties set forth in Article 3 that Purchaser has knowledge of) result in a failure of the conditions set forth in Section 7.2 and Purchaser elects to proceed with the Closing, then all matters disclosed pursuant to any such addition, supplement or amendment at or prior to the Closing shall be waived and Purchaser shall not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement or otherwise.

Section 6.6 Liability for Brokers’ Fees. Each Party hereby agrees to indemnify, defend, and hold harmless the other Party, any Affiliate of such other Party, and all such other Party’s stockholders, members, officers, directors, employees, agents, lenders, advisors, representatives, accountants, attorneys, and consultants from and against any and all claims, obligations, damages, liabilities, losses, costs, and expenses (including court costs and reasonable attorneys’ fees) arising as a result of undertakings or agreements of any such indemnifying Party (or any of its Affiliates) prior to Closing, for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation to an intermediary in connection with the negotiation, execution, or delivery of this Agreement or any agreement or document contemplated hereunder.

Section 6.7 Bulk Sales Laws. Purchaser acknowledges that no member of the Seller Group will comply with the provisions of any bulk sales laws in any jurisdiction in connection with the transactions contemplated by this Agreement and Purchaser waives and releases, and shall fully indemnify, defend, and hold harmless each member of the Seller Group against any claims against any member of the Seller Group arising from such non-compliance.

Section 6.8 Press Releases. The Parties shall consult with each other with regard to all press releases and other public announcements concerning this Agreement. From and after the Execution Date, (a) no Party shall make, and each Party shall cause each of its Affiliates not to make, any press release or public disclosure regarding (i) the parties to this Agreement or (ii) the existence of this Agreement, the contents hereof or the transactions contemplated hereby, or the identities of any Parties hereto without the prior written consent of the other Party and (b) prior to making any press release or public disclosure (i) the disclosing Party shall provide the other Party with written notice and (ii) the non-disclosing Party shall have the opportunity to request changes to such press release or public disclosure by providing written notice to the disclosing Party within three (3) days of receipt of such disclosing Party’s notice, which the disclosing Party will consider in good faith; provided, however, the foregoing shall not restrict disclosures by any Party, or any of its Affiliates (i) to the extent that such disclosures are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over such Party or Affiliate of such Party or (ii) to Governmental Authorities or any Third Party holding preferential rights to purchase, rights of consent, or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments, or terminations of such rights, or seek such consents.

Each Party shall be liable for the compliance of such Party’s Affiliates with the terms of this Section 6.8.

Section 6.9 Expenses; Filings, Certain Governmental Approvals; and Removal of Names.

(a) Except as otherwise expressly provided in this Agreement, all expenses incurred by Sellers in connection with or related to the authorization, preparation, or execution of this Agreement, and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including all fees and expenses of counsel, accountants, and financial advisers employed by Sellers, shall be borne solely and entirely by Sellers, and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.

(b) Promptly after the Closing, Purchaser shall (i) record all assignments of Asset Seller Assets executed at the Closing in the records of the applicable Governmental Authorities, (ii) if applicable, send notices to the operator of such Asset Seller Assets of the assignment of such Asset Seller Assets to Purchaser, and (iii) actively pursue the unconditional approval of all unobtained Consents, Customary Consents and approval of all applicable Governmental Authorities of the assignment of the Asset Seller Assets to Purchaser, that, in each case, shall not have been obtained prior to the Closing. Subject to Sellers’ obligations under Section 6.3, Purchaser obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional approval.

Section 6.10 Records.

(a) No later than thirty (30) days after Closing, Sellers shall make available the Records that are in the possession of Sellers for pickup or copying, as applicable, during normal business hours, and subject to Section 6.10(b).

(b) Sellers may retain, at Sellers’ sole cost and expense, copies of any and all Records. Sellers may retain the originals of those Records relating to Asset Tax and accounting matters and provide Purchaser, at its request, with copies of such Records (i) that pertain to Asset Tax matters solely related to the Assets or (ii) if such Records are necessary for Purchaser to adequately prepare Tax Returns or to contest a legal or administrative proceeding pursuant to Article 9.

(c) Purchaser shall preserve and keep a copy of all Records in Purchaser’s possession for a period of at least seven (7) years after the Closing Date. After such seven-year (7-year) period, before Purchaser shall dispose of any such Records, Purchaser shall give Sellers at least ninety (90) days’ Notice to such effect, and Sellers shall be given an opportunity, at Sellers’ cost and expense, to remove and retain all or any part of such Records as Sellers may select. From and after Closing, Purchaser shall provide to Sellers, at no cost or expense to Sellers, full access to such books and records as remain in Purchaser’s possession and full access to the Assets and other properties and employees of Purchaser in connection with matters relating to the ownership or operations of the Assets on or before the Closing Date, any claims or disputes relating to this Agreement or with any Third Parties.

Section 6.11 Non-Solicitation. For the period commencing on the Closing Date and ending on the date that is two (2) years after (a) the Closing Date in the event Closing occurs or (b) the Termination Date in the event this Agreement is terminated in accordance with Article 10, Purchaser shall not, and shall cause its Affiliates to not, without the prior written consent of Sellers, in any way to directly or indirectly solicit, induce, hire, retain or attempt to hire or retain any employee of Sellers or their Affiliates or in any way interfere with the relationship between Sellers or any of their Affiliates and any of their respective employees; provided, however, that (i) the foregoing shall not apply to generalized searches for employees by use of advertisements in the media that are not targeted at employees of Sellers or any of their Affiliates and (ii) Purchaser shall not be restrained from hiring employees whose employment at a Seller or any of its Affiliates has terminated by a Seller or its Affiliates prior to the commencement of employment discussions.

Section 6.12 Change of Name; Removal of Name. Notwithstanding any other provision of this Agreement to the contrary, from and after Closing, Purchaser agrees, on behalf of Purchaser and the Samedan Group, that they (a) shall have no right to use the names “Noble Energy”, “Noble”, “Rosetta”, “Wyco” , “Samedan” or any similar name or any Intellectual Property Rights related thereto or containing or compromising the foregoing, including any name or mark confusingly similar thereto or a derivative thereof (collectively, the “Subject Marks”), and (b) will not at any time hold themselves out as having any affiliation with Asset Sellers or any of their Affiliates. In furtherance thereof, as promptly as practicable after Closing, (i) Purchaser shall file all documentation reasonably necessary to change the legal name of each member of the Samedan Group in all applicable jurisdictions and (ii) no later than thirty (30) days after Closing, remove, strike over or otherwise obliterate all Subject Marks from all materials, including, without limitation, any vehicles, business cards, schedules, stationary, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials.

Section 6.13 Obligations Regarding Comin and Temin. Beginning on the Closing Date and continuing through and including the tax year ending on December 31, 2019, Purchaser hereby agrees (a) to perform, or shall cause Comin and Temin to perform, all obligations under the Co-Ownership Agreements and (b) not to take, and shall cause Comin and Temin not to take, any action that would terminate or amend the Co-Ownership Agreements in accordance with the terms thereof. For a period not to exceed ninety (90) days following the Closing, Sellers will reasonably cooperate with and assist Purchaser in the transition of various accounting matters related to the Samedan Assets and the Samedan Group and will take such actions as may be reasonably requested by Purchaser with respect thereto; provided, Purchaser shall be responsible for, shall pay, and shall indemnify, defend, and hold harmless each member of the Seller Group from and against all obligations, liabilities, claims, causes of action and Damages caused by, arising out of, attributable to, or resulting therefrom.

Section 6.14 Preferential Right to Purchase. If, after Closing, the holder of a preferential purchase right binding on the Assets agrees to purchase such Asset for an amount equal to the Allocated Value of such Asset subject to all other terms and conditions of this Agreement, then Purchaser shall promptly convey such Asset to the holder of the preferential purchase right and Purchaser (and not any Seller) shall be entitled to receive all proceeds of such sale from the holder of the preferential purchase right.

Section 6.15 Required Consents. If Purchaser discovers any unobtained Required Consent burdening any Asset Seller Assets within one hundred ten (110) days after Closing, then Purchaser shall promptly provide Sellers with notice of such unobtained Required Consent (which such notice shall include a description and the underlying documents evidencing such Required Consent, identify the Asset Seller Assets subject thereto, and identify the Allocated Values therefor). Purchaser shall use commercially reasonable efforts to obtain such Required Consent from the applicable Third Party. If Purchaser or Sellers are unable to obtain any such Required Consent within one hundred ten (110) days after Closing, then Purchaser may elect, by giving written notice to Sellers, to exclude any Asset Seller Assets subject to any such Required Consent, in which case (a) the Parties shall promptly simultaneously execute and deliver such Asset Conveyances, assignments, certificate of non-foreign status, letters in lieu and other instruments described in Section 8.2 and Section 8.3, mutatis mutandis, to effect the assignment of such Asset Seller Assets from Purchaser to the applicable Asset Sellers (which shall include a special warranty of title by, through and under Purchaser), (b) Sellers shall pay and remit to Purchaser the Allocated Value of such re-assigned Asset Seller Assets to Purchaser, net of any post-Effective Time Mineral Proceeds or other revenues attributable to such Asset Seller Assets, (c) such Asset Seller Assets shall be deemed to be deleted from Exhibit A-1, Exhibit A-2, Schedule 1.1(c) and Schedule 1.1(d) and (d) such Asset Seller Assets shall be deemed to constitute Excluded Assets and shall be deemed to be described on Schedule 1.2. If Purchaser fails to provide any notice or election required or permitted under this Section 6.15 with respect to any Required Consent as to any Asset Seller Asset, then Purchaser shall be deemed to have elected to retain any and all such Asset Seller Assets burdened by any such Required Consents discovered by Purchaser prior to the date one hundred ten (110) days after Closing and Purchaser shall be deemed to have waived and released Sellers for any and all liability and Damages arising out of any failure to obtain such Required Consents discovered by Sellers prior to such date.

Section 6.16 Requested Financial Information.

(a) Sellers acknowledge that Purchaser may be required pursuant to Regulation S-X under the Securities Act of 1933, as amended, to disclose certain information with respect to Sellers and/or the Samedan Group. Accordingly, without giving any representations or warranties as to the accuracy or completeness of any such information, no later than December 31, 2017 Sellers shall provide Purchaser with access to (i) the audited statements of revenues and direct expenses attributable to the Assets for the years ended December 31, 2015 and December 31, 2016 (in each case of the foregoing audited by KPMG), (ii) the unaudited statements of revenues and direct expenses attributable to the Assets for the nine (9) month period ending September 30, 2017 (in each case of the foregoing reviewed by KPMG) and (iii) access to financial data applicable to the Assets for the period of time between October 1, 2017 and the Closing Date (collectively, all such information described, the “Requested Financial Information”).

(b) From and after Closing until May 31, 2018, Sellers shall (i) cause the appropriate personnel of Sellers, and each of Seller’s Affiliates, and shall request its independent auditors, to reasonably cooperate with Purchaser, to the extent reasonably requested by Purchaser, in the interpretation, preparation and disclosure of any Requested Financial Information and (ii) request Sellers’ independent auditors to (A) provide customary “comfort letters” to any underwriter or purchaser, (B) consent to be named an expert, in any offering memorandum, private placement memorandum or prospectus by Purchaser in which Requested Financial Information is required or customary, and (C) provide access to the work papers of Sellers’ independent auditors related to the Requested Financial Information, but subject to such firm’s policies and procedures relating to such work papers.

(c) Purchaser shall reimburse Sellers, within ten (10) Business Days after receipt of demand in writing therefor, together with such reasonable supporting documents as may be requested by Purchaser, for its fifty percent (50%) share of all Third Party costs and expenses actually incurred by any Seller or any Affiliate of any Seller in connection with any Seller’s compliance with this Section 6.16. Notwithstanding the foregoing, nothing herein shall expand Sellers’ representations, warranties, covenants, or agreements set forth in this Agreement or any other Transaction Document or give Purchaser, its Affiliates, or any Third Party any rights to which such Person is not expressly entitled hereunder.

(d) Purchaser agrees to indemnify, defend and hold harmless each member of the Seller Group from and against any and all Damages (including court costs and reasonable attorneys’ fees) in connection with Sellers’ performance of any obligations or assistance provided under this Section 6.16, including Damages attributable to, arising out of or relating to any Requested Financial Information, books, records, documents, representation letters or other information provided by or on behalf of any member of the Seller Group in connection with this Section 6.16, EVEN IF SUCH CLAIMS, DAMAGES, LIABILITIES, OBLIGATIONS, LOSSES, COSTS, AND EXPENSES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF ANY MEMBER OF THE SELLER GROUP; provided, however, that the foregoing shall not apply to the willful misconduct or gross negligence of any member of the Seller Group. Notwithstanding anything herein to the contrary, in no event shall Sellers be obligated hereunder to disclose, provide or grant access to any books, records, information or documents to the extent such disclosure, provision or access would, in the reasonable discretion of Sellers, (i) violate applicable Laws, (ii) be likely to result in the waiver any legal privilege of any Seller, any Seller’s Affiliates or Sellers’ counselors, attorneys, accountants or consultants, or (iii) violate any obligations to any Third Party.

ARTICLE 7

CONDITIONS TO CLOSING

Section 7.1 Conditions of Sellers to Closing. The obligations of Sellers to consummate the transactions contemplated by this Agreement (except for the obligations of Sellers to be performed prior to the Closing and obligations that survive termination of this Agreement), including the obligations of Sellers to consummate the Closing, are subject, at the option of Sellers, to the satisfaction on or prior to Closing of each of the conditions set forth in this Section 7.1, unless waived in writing by Sellers:

(a) Representations. The representations and warranties of Purchaser set forth in Article 4 shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date);

(b) Performance. Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by Purchaser under this Agreement prior to or on the Closing Date;

(c) No Injunction. On the Closing Date, no injunction, order, or award restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting substantial damages in connection therewith, shall have been issued and remain in force; and

(d) Closing Deliverables. Purchaser shall (i) have delivered to Sellers the officer’s certificate described in Section 8.3(g) and (ii) be ready, willing, and able to deliver to Sellers at the Closing the other documents and items required to be delivered by Purchaser under Section 8.3.

Section 7.2 Conditions of Purchaser to Closing. The obligations of Purchaser to consummate the transactions contemplated by this Agreement (except for the obligations of Purchaser to be performed prior to the Closing and obligations that survive termination of this Agreement), including the obligations of Purchaser to consummate the Closing, are subject, at the option of Purchaser, to the satisfaction on or prior to Closing of each of the conditions set forth in this Section 7.2, unless waived in writing by Purchaser:

(a) Representations. Each representation and warranty of Sellers set forth in Article 3 shall be true and correct in all respects (without regard to any Material Adverse Effect or other materiality qualifier) as of the Execution Date and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date) except to the extent the failure of any such representation or warranty to be true and correct does not result in a Material Adverse Effect;

(b) Performance. Sellers shall have performed and observed, in all material respects, each covenant and agreement to be performed or observed by Sellers under this Agreement prior to or on the Closing Date;

(c) No Injunction. On the Closing Date, no injunction, order, or award restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting substantial damages in connection therewith, shall have been issued and remain in force; and

(d) Closing Deliverables. Each Seller shall (i) have delivered to Purchaser the officer’s certificate described in Section 8.2(g) and (ii) be ready, willing and able to deliver to Purchaser at the Closing the other documents and items required to be delivered by such Seller under Section 8.2

ARTICLE 8

CLOSING

Section 8.1 Time and Place of Closing. The consummation of the purchase and sale of the Asset Seller Assets and Subject Securities contemplated by this Agreement (the “Closing”) shall, unless otherwise agreed to in writing by Purchaser and Sellers, take place at the offices of Vinson & Elkins LLP located at 1001 Fannin Street, Houston, Texas 77002, at 10:00 a.m., Central Standard Time, on November 28, 2017, or if all conditions in Article 8 to be satisfied prior to Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the provisions of Article 10. The date on which the Closing occurs is referred to herein as the “Closing Date.” All actions to be taken and all documents and instruments to be executed and delivered at Closing shall be deemed to have been taken, executed, and delivered simultaneously and, except as permitted hereunder, no actions shall be deemed taken nor any document and instruments executed or delivered until all actions have been taken and all documents and instruments have been executed and delivered.

Section 8.2 Obligations of Sellers at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 8.3, each Seller shall deliver or cause to be delivered to Purchaser, among other things, the following:

(a) The Preliminary Settlement Statement, executed by such Seller;

(b) An Assignment of the Subject Securities in the form attached hereto as Exhibit B (“Subject Securities Assignment”), duly executed by Noble Holdings;

(c) Conveyances of the Asset Seller Assets in the forms attached hereto as Exhibit C (the “Asset Conveyances”), duly executed by such Seller, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;

(d) Assignments in the forms required by federal, state, or tribal agencies for the assignment of any federal, state, or tribal Mineral Interests, duly executed by such Seller, in sufficient duplicate originals to allow recording in all appropriate offices;

(e) Executed certificate of non-foreign status that meets the requirements set forth in Treasury Regulation § 1.1445-2(b)(2) in the form attached hereto as Exhibit D;

(f) Letters-in-lieu of transfer orders with respect to the Mineral Interests and Wells duly executed by such Seller in the form attached hereto as Exhibit E;

(g) A certificate duly executed by an authorized officer of each Seller, dated as of the Closing, certifying on behalf of such Seller that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been fulfilled;

(h) Letters of resignation of each member of the board of managers of Samedan and each officer of the Samedan Group, duly executed by such manager or officer, as applicable; and

(i) All other documents and instruments reasonably requested by Purchaser from Sellers that are necessary to transfer the Asset Seller Assets and Subject Securities to Purchaser or the Subject Securities to Purchaser or to consummate any other transactions contemplated by this Agreement.

Section 8.3 Obligations of Purchaser at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Sellers of its obligations pursuant to Section 8.2, Purchaser shall deliver or cause to be delivered to Sellers, among other things, the following:

(a) The Preliminary Settlement Statement, executed by Purchaser;

(b) A wire transfer of the Closing Payment in same-day funds to the Persons and accounts designated in the Preliminary Settlement Statement described in Section 2.5(a);

(c) A Subject Securities Assignment, duly executed by Purchaser;

(d) Asset Conveyances, duly executed by Purchaser, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;

(e) Assignments, duly executed by Purchaser, in the forms required by federal, state, or tribal agencies for the assignment of any federal, state, or tribal Mineral Interests, duly executed by Purchaser, in sufficient duplicate originals to allow recording in all appropriate offices;

(f) Subject to Section 6.3, letters-in-lieu of transfer orders with respect to the Mineral Interests or Wells duly executed by Purchaser in the form attached hereto as Exhibit D;

(g) A certificate, duly executed by an authorized officer of Purchaser, dated as of the Closing, certifying on behalf of Purchaser that the conditions set forth in Section 7.1(a) and Section 7.1(b) have been fulfilled; and

(h) All other documents and instruments reasonably requested by Sellers from Purchaser that are necessary to transfer the Asset Seller Assets and Subject Securities to Purchaser.

ARTICLE 9

TAX MATTERS

Section 9.1 Asset Taxes.

(a) Sellers shall be allocated and bear all Asset Taxes (ignoring, for purposes of this Section 9.1, that such Asset Taxes with respect to the Samedan Assets may be imposed on the Samedan Group rather than on the Parties directly) attributable to (i) any Tax period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time, and Purchaser shall be allocated and bear all Asset Taxes attributable to (x) any Tax period beginning at or after the Effective Time and (y) the portion of any Straddle Period beginning at the Effective Time.

(b) For purposes of determining the allocations described in Section 9.1(a):

(i) The Parties acknowledge that the State of Colorado and the State of Wyoming determine the assessed value for Property Taxes with respect to certain of the Assets based on the production of Hydrocarbons (“Oil and Gas Property Taxes”). Notwithstanding the forgoing, however, Oil and Gas Property Taxes shall be apportioned between the Parties in accordance with the relative ownership periods during the year such Oil and Gas Property Taxes are assessed. For example, 2017 Oil and Gas Property Taxes for the State of Colorado, payable in 2018, are measured by the value of 2016 production of Hydrocarbons but shall be allocated between Sellers and Purchaser in accordance with their proportionate ownership periods during 2017 before and after the Effective Time (notwithstanding the fact that such Oil and Gas Property Taxes are measured by the value of 2016 production of Hydrocarbons). Similarly, 2017 Oil and Gas Property Taxes for the State of Wyoming, payable in 2018, are measured by the value of 2017 production of Hydrocarbons but shall be allocated between Sellers and Purchaser in accordance with their proportionate ownership periods during 2017 before and after the Effective Time (regardless of the amount of production of Hydrocarbons occurring before and after the Effective Time);

(ii) Property Taxes other than those described in clause (i) (“Other Property Taxes”) shall be deemed attributable to the period during which ownership of the applicable Assets gives rise to liability for such Other Property Taxes, and liability therefor allocated to Sellers for all periods ending prior to the Effective Time and to Purchaser for all periods beginning on or after the Effective Time. Other Property Taxes pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending prior to the Effective Time and the portion of such Straddle Period beginning on or after the Effective Time by prorating each such Other Property Tax based on the number of days in the applicable Straddle Period that occur before the day on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on and after the day on which the Effective Time occurs, on the other hand. For purposes of the preceding sentence, the period for such Other Property Tax shall begin on the date on which ownership of the applicable Assets gives rise to liability for the particular Other Property Tax and shall end on the day before the next such date; and

(iii) Severance Taxes shall be deemed attributable to the period during which the production of the Hydrocarbons with respect to such Severance Taxes occurred, and liability therefor shall be allocated to Sellers for Severance Taxes that relate to production of Hydrocarbons prior to the Effective Time and to Purchaser for Severance Taxes that relate to production of Hydrocarbons on or after the Effective Time.

(c) To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 2.4 or Section 2.5, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. To the extent the actual amount of an Asset Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the final settlement statement as finally determined pursuant to Section 2.5(b), timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 9.1.

Section 9.2 Transfer Taxes and Recording Fees. To the extent that any Transfer Taxes are incurred, imposed or payable on the purchase and sale of the Asset Seller Assets or the Subject Securities pursuant to this Agreement, Purchaser shall bear such Transfer Taxes. Purchaser shall pay all required filing and recording fees and expenses in connection with the filing and recording of the Asset Conveyances, assignments and/or other instruments required to convey title to the Assets to Purchaser. Sellers and Purchaser shall reasonably cooperate in good faith to minimize, reduce or eliminate, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

Section 9.3 Cooperation.

(a) The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Sellers and Purchaser agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Governmental Authority.

(b) Notwithstanding anything to the contrary in Section 11.6, Sellers shall have the right, at their own expense, to control and settle the portion of any audit, examination, or other administrative or judicial proceeding, contest, assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for which a Seller may be required to indemnify Purchaser under Section 11.3 (a “Tax Contest”). Purchaser shall have the right to participate at its own expense in any proceeding which Sellers control pursuant to the preceding sentence. Purchaser shall give prompt written notice of any Tax Contest to Sellers and shall execute appropriate powers of attorney so as to allow Sellers to control and settle any such Tax Contest as described above; provided that the failure to provide such notice shall not release Sellers from any indemnification obligation under this Agreement except to the extent that Sellers are actually prejudiced by such failure. If Sellers elect to assume the defense of any Tax Contest, Sellers shall (x) keep Purchaser reasonably informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to Purchaser of any related correspondence), (y) consult with Purchaser in connection with the defense or prosecution of any such Tax Contest and (z) provide such cooperation and information as Purchaser shall reasonably request.

Section 9.4 Tax Returns. Subject to Purchaser’s indemnification rights under Section 11.3, after the Closing Date, Purchaser shall (a) be responsible for paying any Asset Taxes relating to any Tax period that ends before or includes the Effective Time that become due and payable after the Closing Date and shall file with the appropriate Governmental Authority any and all Tax Returns required to be filed after the Closing Date with respect to such Asset Taxes, (b) submit each such Tax Return to Sellers for their review and comment no fewer than fifteen (15) days prior to the due date therefor, and (c) timely file any such Tax Return, incorporating any comments received from Sellers prior to the due date therefor.

ARTICLE 10

TERMINATION

Section 10.1 Termination. This Agreement may be terminated at any time prior to Closing (the date of any permitted termination of this Agreement under this Section 10.1, the “Termination Date”):

(a) by the mutual, prior written consent of Sellers and Purchaser; or

(b) by Sellers or Purchaser upon written notice to the other Party, if Closing has not occurred on or before December 1, 2017;

provided, however, that no Party shall be entitled to terminate this Agreement under Section 10.1(b) if (i) the Closing has failed to occur as a result of the breach or failure of any such Party’s representations, warranties, or covenants hereunder, including, if and when required, such Party’s obligations to consummate the transactions contemplated hereunder at Closing or (ii) a Party is entitled to and is enforcing its right to specific performance of this Agreement under Section 10.2(b), Section 10.2(c) or Section 10.2(d).

Section 10.2 Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect (except for the provisions of Article 1, Section 2.3, Section 4.12, Section 6.1(b), Section 6.1(c), Section 6.8, Section 6.9, Section 6.11, this Article 10, and Section 12.1 through Section 12.14, all of which shall survive and continue in full force and effect indefinitely). The Confidentiality Agreement shall survive any termination of this Agreement.

(b) In the event that (i) all conditions precedent to the obligations of Sellers set forth in Section 7.1 have been satisfied or waived in writing by Sellers (or would have been satisfied except for the breach or failure of any of Sellers’ representations, warranties or covenants hereunder) and (ii) the Closing has not occurred solely as a result of the material breach or material failure of Sellers’ representations, warranties or covenants hereunder, including, if and when required, Sellers’ obligations to consummate the transactions contemplated hereunder at Closing, then Purchaser shall, at Purchaser’s option, be entitled to (1) terminate this Agreement and receive the Deposit (and all interest having accrued thereon), free and clear of any claims thereof by Sellers or (2) exercise any rights at law or in equity to enforce the specific performance of this Agreement.

(c) In the event that (i) all conditions precedent to the obligations of Purchaser set forth in Section 7.2 have been satisfied or waived in writing by Purchaser (or would have been satisfied except for the breach or failure of any of Purchaser’s representations, warranties or covenants hereunder) and (ii) the Closing has not occurred solely as a result of the material breach or material failure of Purchaser’s representations, warranties or covenants hereunder, including, if and when required, Purchaser’s obligations to consummate the transactions contemplated hereunder at Closing, then Sellers shall, at Sellers’ option, be entitled to (1) terminate this Agreement and retain the entirety of the Deposit for the sole account and use of Sellers as liquidated damages hereunder or (2) exercise any rights at law or in equity and the rights of specific performance of this Agreement. Sellers and Purchaser acknowledge and agree that in the event Sellers elect to terminate and retain the Deposit (x) Sellers’ actual damages upon the event of such a termination are difficult to ascertain with any certainty, (y) the Deposit is a fair and reasonable estimate by the Parties of such aggregate actual damages of Sellers, and (z) such liquidated damages do not constitute a penalty.

(d) In the event that this Agreement is terminated and Purchaser does not exercise its rights in Section 10.2(b)(2) and Sellers are not entitled or required to retain the Deposit under Section 10.2(c), Purchaser shall be entitled to receive the entirety of the Deposit from Sellers for the account of Purchaser.

(e) Each Party acknowledges that as express consideration for the Parties entering into this Agreement and such Party’s representations, warranties and covenants set forth herein, each Party covenants and agrees that solely with respect to each Party’s rights to exercise any rights at law or in equity and the rights of specific performance, (i) such Party would be irreparably harmed by any breaches by the other Party of its obligations to consummate the transactions hereunder as and when required by such Party hereunder, (ii) monetary damages would not be a sufficient remedy for any violation of the terms of this Agreement, (iii) such Party shall be entitled to equitable relief, including injunction (without the posting of any bond and without proof of actual damages) and specific performance, in the event of any breach of the provisions of this Agreement with respect to such Party’s rights under Section 10.2, and (iv) neither the other Party, nor its representatives shall oppose the granting of specific performance or any such relief as a remedy.

ARTICLE 11

INDEMNIFICATION; LIMITATIONS

Section 11.1 Assumption and Retention. Without limiting Purchaser’s rights to indemnity under this Article 11, from and after the Closing Date, Purchaser assumes and hereby agrees to fulfill, perform, pay, and discharge (or cause to be fulfilled, performed, paid, or discharged) all of the obligations, liabilities, and Damages, known or unknown, with respect to the ownership, use, and operation of the Asset Seller Assets and Subject Securities, regardless of whether such obligations or liabilities arise out of, are attributable to, or incurred prior to, on, or after the Effective Time or the Closing Date (the “Assumed Obligations”); provided, that notwithstanding the foregoing, from and after the Closing, Sellers shall retain and hereby agree to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) the Retained Liabilities.

Section 11.2 Sellers’ Indemnification Rights. Subject to the terms hereof, from and after the Closing Date, Purchaser shall be responsible for, shall pay, and shall indemnify, defend, and hold harmless each Seller, each Affiliate of such Seller, and each of such Person’s respective shareholders, members, officers, directors, employees, agents, lenders, advisors, representatives, accountants, attorneys, and consultants (“Seller Group”) from and against all obligations, liabilities, claims, causes of action, and Damages caused by, arising out of, attributable to, or resulting from:

(a) any failure or breach of any of Purchaser’s covenants or agreements contained in this Agreement or in any Transaction Document;

(b) any failure or breach of any representation or warranty made by Purchaser contained in Article 4 of this Agreement, in the certificate delivered by Purchaser at Closing pursuant to Section 8.3(g) or in any Transaction Document; and/or

(c) any of the Assumed Obligations.

EVEN IF ANY SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE, OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, INVITEE, OR THIRD PARTY, but excepting and excluding in the case of Section 11.2(a), Section 11.2(b) and Section 11.2(c), any Damages against which Purchaser is entitled to indemnity from any Seller under Section 11.3 at the time the applicable Claim Notice is presented by Purchaser (but such exception and exclusion only applying to the extent and for the periods Sellers are obligated hereunder to provide such indemnity under this Article 11).

Section 11.3 Purchaser’s Indemnification Rights. Subject to the terms hereof, from and after the Closing Date, Sellers shall be responsible for, shall pay, and shall indemnify, defend, and hold harmless Purchaser, the Affiliates of Purchaser, and each of their respective shareholders, members, officers, directors, employees, agents, advisors, representatives, accountants, attorneys, and consultants (“Purchaser Group”) against and from all obligations, liabilities, claims, causes of action, and Damages that are caused by, arising out of, attributable to, or resulting from:

(a) any failure or breach of any Seller’s covenants or agreements contained in this Agreement;

(b) any failure or breach of any representation or warranty made by any Seller contained in Article 3 of this Agreement or in the certificate delivered by Sellers at Closing pursuant to Section 8.2(g); and/or

(c) any of the Retained Liabilities.

Section 11.4 Survival; Limitation on Actions.

(a) Subject to Section 11.4(b) and Section 11.4(c): (i) the Non-Fundamental Representations of Sellers (other than the Special Warranties, which shall survive until four (4) years after the Closing Date) shall survive Closing and terminate on the date twelve (12) months after the Closing Date; (ii) the Fundamental Representations in Section 3.4(b) shall survive the Closing indefinitely and all other Fundamental Representations shall survive the Closing and terminate on the expiration of the applicable statute of limitation; (iii) the covenants and agreements of Sellers to be performed on or prior to Closing shall each survive the Closing and terminate on the date six (6) months after the Closing Date; (iv) the covenants and agreements of Sellers to be performed after Closing shall survive the Closing and terminate on the date twenty-four (24) months after the Closing Date; provided, the covenants and agreements of Sellers contained in Section 2.6, Section 6.3, Section 9.1 shall survive the Closing and terminate on the expiration of the applicable statute of limitations; (v) the indemnification or reimbursement rights of the Purchaser Group in Section 11.3 shall survive the Closing and terminate on the termination date of each respective representation, warranty, covenant, or agreement of Sellers that is subject to indemnification thereunder; (vi) the covenants, representations, and warranties of Purchaser set forth in this Agreement and the other Transaction Documents shall survive the Closing indefinitely, and (vii) the representations, warranties, covenants, and agreements of Sellers set forth in this Agreement and the other Transaction Documents shall be of no further force and effect, and Sellers shall not have any obligations hereunder, after the applicable date of their expiration; provided, however, there shall be no expiration or termination of any bona fide claim validly asserted pursuant to a valid Claim Notice pursuant to this Agreement with respect to such a representation, warranty, covenant, or agreement prior to the expiration or termination date of the applicable survival period thereof.

(b) As a condition to making any claims for indemnification, defense, or to be held harmless under this Article 11, Purchaser must deliver a valid Claim Notice pursuant to this Agreement prior to the expiration or termination date of the applicable survival period (if any) thereof or the date otherwise required to be delivered hereunder. All rights of each member of the Purchaser Group to indemnification and reimbursement under Section 11.3(b) with respect to Non-Fundamental Representations and under Section 11.3(a) with respect to the covenants and agreements of Seller to be performed on or prior to Closing shall terminate and expire on the earlier to occur of (i) the termination date of each respective representation or warranty of Sellers for which Purchaser is entitled to indemnification or reimbursement hereunder, except in each case as to matters for which a specific written Claim Notice has been validly delivered to Sellers on or before the earlier of such termination date or the date otherwise required to be delivered hereunder or (ii) the date the Purchaser Group has received indemnification and/or reimbursement from Sellers in an aggregate amount equal to the amount set forth in Section 11.4(c). All rights of each member of the Purchaser Group to indemnification under Section 11.3(b) with respect to Fundamental Representations not contained in Section 3.4(b) or Section 3.19 and Section 11.3(a) with respect to the covenants and agreements of Sellers to be performed after the Closing Date shall survive the Closing and terminate on the earlier to occur of (A) (w) with respect to Section 3.19, four (4) years after the Closing Date, (x) with respect to the other Fundamental Representations, the expiration of the applicable statute of limitations and (y) with respect to the covenants and agreements of Sellers be performed after Closing, other than those contained in Section 2.6, Section 6.3, Section 9.1, twenty-four (24) months after the Closing Date (B) the date the Purchaser Group has received indemnification and/or reimbursement from Sellers in an aggregate amount equal to the amounts set forth in Section 11.4(c).

(c) Subject to Section 5.2 and Section 12.11 and notwithstanding anything to the contrary contained elsewhere in this Agreement, Sellers shall not have any liability or be required to indemnify Purchaser (i) under Section 11.3(b) with respect to Non-Fundamental Representations (other than the Special Warranties) Damages relating to or arising out of any individual event, matter or occurrence for which a Claim Notice is delivered by Purchaser and for which Sellers admit (or it is otherwise finally determined) that Sellers have an obligation to indemnify Purchaser pursuant to Section 11.3(b) unless and until the amount of such Damages exceeds the Indemnity Threshold (it being agreed that the Indemnity Threshold represents a threshold and not a deductible), (ii) under Section 11.3(b) with respect to Non-Fundamental Representations (other than the Special Warranties) for Damages that exceed the Indemnity Threshold for which Claim Notices are delivered by Purchaser and for which Sellers admit (or it is otherwise finally determined) that Sellers have an obligation to indemnify Purchaser pursuant to Section 11.3(b) unless the aggregate amount of all such Damages exceeds two percent (2%) of the Unadjusted Purchase Price and then only to the extent such liability exceeds two percent (2%) of the Unadjusted Purchase Price (it being agreed that such amount represents a deductible and not a threshold), (iii) under Section 11.3(b) for aggregate Damages in excess of ten percent (10%) of the Unadjusted Purchase Price relating to breaches of Non-Fundamental Representations (other than the Special Warranties) and (iv) under this Agreement or any of the agreements, instruments, or documents delivered in connection with the transactions contemplated hereunder for aggregate Damages in excess of one hundred percent (100%) of the Unadjusted Purchase Price. Subject to Section 12.11, the liability of Purchaser pursuant to Section 11.2 shall be without limit.

(d) No Party or Person is asserting the accuracy, completeness, or truth of any representation and warranty set forth in this Agreement; rather the Parties have agreed that should any representation or warranty of any Party prove inaccurate, incomplete or untrue, the other Party shall have the specific rights and remedies herein specified as the exclusive remedy therefor, but that no other rights, remedies or causes of action (whether in law or in equity or whether in contract or in tort or otherwise) are permitted to any Party as a result of the failure, breach, inaccuracy, incompleteness or untruth of any such representation and warranty. Sellers and Purchaser each acknowledge and agree that (i) the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant, or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement and (ii) Purchaser and Sellers hereby waive any and all rights to rescind, reform, cancel, terminate, revoke, or void this Agreement or any of the transactions contemplated hereby; provided, however, Sellers shall have the right to specific performance and other equitable remedies available at law or equity (including injunctive relief) for the breach or failure of Purchaser to perform its obligations required to be performed after Closing.

(e) Sellers shall not be required to indemnify Purchaser under Section 11.3(b) for any Asset Tax (or portion thereof) allocable to Purchaser under Section 9.1 as a result of a breach by Seller of any representation or warranty set forth in Section 3.12 or Section 3.13, except to the extent the amount of such Asset Tax (or portion thereof) exceeds the amount that would have been due absent such breach.

Section 11.5 Exclusive Remedy and Certain Limitations.

(a) Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, Purchaser’s and Purchaser Group’s sole exclusive remedy against any member of the Seller Group with respect to the negotiation, performance, and consummation of the transactions contemplated hereunder, any breach of the representations, warranties, covenants, and agreements of any member of the Seller Group contained herein, the affirmations of such representations, warranties, covenants, and agreements contained in the certificates delivered by any member of the Seller Group at Closing pursuant to Section 8.2(g) or contained in any other Transaction Document delivered hereunder by or on behalf of any member of the Seller Group are the rights set forth in Section 11.3, as limited by the terms of this Article 11. Except for the remedies contained in this Article 11, upon Closing, Purchaser waives, releases, remises, and forever discharges, and shall cause each member of the Purchaser Group to waive, release, remise, and forever discharge, each member of the Seller Group from any and all Damages, suits, legal or administrative proceedings, claims, demands, losses, costs, obligations, liabilities, interest, charges, or causes of action whatsoever, in law or in equity, known or unknown, which any member of the Purchaser Group might now or subsequently may have, based on, relating to, or arising out of the negotiation, performance, and consummation of this Agreement or the transactions contemplated hereunder or any member of the Seller Group’s ownership, use or operation of the Assets and Subject Securities, or the condition, quality, status, or nature of the Assets or Subject Securities, INCLUDING RIGHTS TO CONTRIBUTION UNDER CERCLA OR ANY OTHER ENVIRONMENTAL LAW, BREACHES OF STATUTORY AND IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES, COMMON LAW RIGHTS OF CONTRIBUTION, ANY RIGHTS UNDER INSURANCE POLICIES ISSUED OR UNDERWRITTEN BY ANY MEMBER OF THE PURCHASER GROUP, AND ANY RIGHTS UNDER AGREEMENTS AMONG ANY MEMBERS OF THE SELLER GROUP, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE, OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY RELEASED PERSON, INVITEE, OR THIRD PARTY. Without limiting the generality of the immediately preceding sentence, Purchaser agrees, and shall cause each member of the Purchaser Group to agree, that from and after Closing the sole and exclusive remedies of the Purchaser Group with respect to any member of the Seller Group’s breach of representations, warranties, covenants, and agreements herein or in the other Transaction Document shall be the rights to indemnity under Section 11.3, as limited by the terms of this Article 11. No Party or Person is asserting the accuracy, completeness, or truth of any representation and warranty set forth in this Agreement; rather the Parties have agreed that should any representation or warranty of any Party prove inaccurate, incomplete, or untrue, the other Party shall have the specific rights and remedies herein specified as the exclusive remedy therefor, but that no other rights, remedies, or causes of action (whether in law or in equity or whether in contract or in tort or otherwise) are permitted to any Party hereto as a result of the failure, breach, inaccuracy, incompleteness, or untruth of any such representation and warranty.

(b) Any claim for indemnity under this Article 11 by any current or former Affiliate, stockholder, member, officer, director, employee, agent, lender, advisor, representative, accountant, attorney, and consultant of any Party must be brought and administered by the applicable Party to this Agreement. No Indemnified Person other than Sellers and Purchaser shall have any rights against Sellers or Purchaser under the terms of this Article 11 except as may be exercised on its behalf by Purchaser or Sellers, as applicable, pursuant to this Article 11. Sellers and Purchaser may elect to exercise or not exercise indemnification rights under this Section on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section.

(c) Notwithstanding anything in this Agreement to the contrary, if the Closing occurs, in no event shall any member of the Purchaser Group be entitled to assert the breach or failure of any representation, warranty, or covenant of any member of the Seller Group or any condition precedent of Purchaser in this Agreement or any related document or any certificate delivered pursuant hereto or thereto as a basis for a claim for indemnification or defense under this Article 11 to the extent that any member of the Purchaser Group had knowledge of such breach or failure prior to the Closing Date, and the members of the Purchaser Group shall be deemed to have waived any claim for breach of a covenant, representation, or warranty or for indemnity hereunder related thereto.

(d) The amount of any Damages for which Purchaser or any member of the Purchaser Group is entitled to indemnity under this Article 11 shall be reduced by the amount of insurance or other Third Party proceeds, reimbursements, or claims realized or that could reasonably be expected to be realized by Purchaser or applicable members of the Purchaser Group if a claim were properly pursued under the relevant insurance arrangements with respect to such Damages. Purchaser shall use commercially reasonable efforts to pursue and prosecute any and all claims against Third Parties for which Purchaser or any member of the Purchaser Group is entitled to indemnity from Sellers under this Article 11. In the event that any member of the Purchaser Group receives funds or proceeds from any insurance carrier or any other Third Party with respect to any Damages, Purchaser shall, regardless of when received by such member of the Purchaser Group, promptly pay to the Sellers such funds or proceeds to the extent of any funds previously paid by Sellers or any of its Affiliates with respect to such Damages.

(e) Subject to the terms hereof, each Indemnified Person shall use commercially reasonable efforts to mitigate or minimize all Damages upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Damages that are indemnifiable hereunder. If an Indemnified Person fails to so mitigate any indemnifiable Damages under the preceding sentence, such Indemnified Person shall have no right to indemnity hereunder with respect to such Damages and the Indemnifying Party shall have no liability for any portion of such Damages that reasonably could have been avoided, reduced, or mitigated had the Indemnified Person made such reasonable efforts.

(f) The Parties shall treat, for U.S. federal and applicable state and local income tax purposes, any amounts paid or received under this Article 11 as an adjustment to the Adjusted Purchase Price, unless otherwise required by applicable Laws.

(g) To the extent of the indemnification obligations in this Agreement, Purchaser and Sellers hereby waive for themselves and their respective successors and assigns, including any insurers, any rights to subrogation for Damages for which such Party is liable or against which such Party indemnifies any other Person under this Agreement. If required by applicable insurance policies, each Party shall obtain a waiver of such subrogation from its insurers.

(h) Notwithstanding anything herein or in any Transaction Document to the contrary, the obligations and the rights of the Parties hereunder, and the amount of any Damages for which any Party is obligated to indemnify, or any member of the Seller Group or any member of the Purchaser Group, as applicable, is entitled to indemnity under Section 11.2 or Section 11.3 as applicable, shall be calculated by excluding and without giving effect to any qualifiers as to materiality or Material Adverse Effect set forth in any representation or warranty of Sellers or Purchaser; provided, however, this subpart (h) shall not apply in connection with the determination of any breaches of any such representations or warranties.

Section 11.6 Indemnification Actions. All claims for indemnification under Article 11 shall be asserted and resolved as follows:

(a) For purposes of this Article 11, the term “Indemnifying Party” when used in connection with particular Damages means (i) Sellers in the event any member of the Purchaser Group is entitled to indemnity from Sellers under Section 11.3 and (ii) Purchaser in the event any member of the Seller Group is entitled to indemnification under this Agreement. For purposes of this Article 11, the term “Indemnified Person” when used in connection with particular Damages means (A) Purchaser in the event any member of the Purchaser Group is entitled to indemnity from Sellers under Section 11.3 and (B) Sellers in the event any member of the Seller Group is entitled to indemnification under this Agreement.

(b) To make a claim for indemnification, defense, or reimbursement under this Article 11, an Indemnified Person shall notify the Indemnifying Party of its claim, including the specific details (including supporting documentation of the alleged Damages in such Indemnified Person’s possession and control and such Indemnified Person’s good faith estimate of the applicable claim) of and specific basis under this Agreement for its claim (the “Claim Notice”).

(c) In the event that any claim for indemnification set forth in any Claim Notice is based upon a claim by a Third Party against the Indemnified Person (a “Third Party Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim in such Indemnified Person’s possession and control; provided that the failure of any Indemnified Person to give notice of any Third Party Claim as provided in this Section 11.6 shall not relieve the Indemnifying Party of its obligations under this Article 11 except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an alleged inaccuracy or breach of a representation, warranty, covenant, or agreement, the Claim Notice shall specify the representation, warranty, covenant, or agreement that was allegedly inaccurate or breached.

(d) In the case of a claim for indemnification based upon any Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies (i) in the case of Sellers, Purchaser’s right to indemnity from Sellers in respect of such Third Party Claim as provided in this Article 11 or (ii) in the case of Purchaser, its obligation to defend the Indemnified Person against such Third Party Claim under this Article 11. The Indemnified Person is authorized, prior to and during such thirty (30) day period, to file any motion, answer, or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party. If the Indemnifying Party fails to notify the Indemnified Person within such thirty (30) day period regarding whether the Indemnifying Party admits or denies (A) in the case of Sellers, Purchaser’s right to indemnity from Sellers in respect of such Third Party Claim as provided in this Article 11 or (B) in the case of Purchaser, its obligation to defend the Indemnified Person against such Third Party Claim under this Article 11, then until such date as the Indemnifying Party admits or it is finally determined by a non-appealable judgment that such right or obligation exists, the Indemnified Person may file any motion, answer, or other pleading, settle any Third Party Claim or take any other action that the Indemnified Person deems necessary or appropriate to protect its interest, regardless of whether the Indemnifying Party is prejudiced or adversely impacted by any such actions.

(e) If (i) Sellers admit Purchaser’s right to indemnity from Sellers in respect of such Third Party Claim as provided in this Article 11 or (ii) Purchaser admits its obligation to defend the Indemnified Person against such Third Party Claim under this Article 11, as applicable, then the applicable Indemnifying Party shall have (x) the right and obligation to diligently prosecute and control the defense of such Third Party Claim, if Purchaser is the Indemnifying Party, at the sole cost and expense of Purchaser, and if Sellers are the Indemnifying Party, at the sole cost and expense of Sellers, and (y) full control of such defense and proceedings, including any compromise or settlement thereof unless the compromise or settlement includes the payment of any amount by, the performance of any obligation by, or the limitation of any right or benefit of, the Indemnifying Party, in which event such settlement or compromise shall not be effective without the consent of the Indemnified Person, which shall not be unreasonably withheld or delayed. If requested by the Indemnifying Party, the Indemnified Person agrees at the cost and expense of the Indemnifying Party to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest; provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person. The Indemnified Person may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 11.6(e), provided that the Indemnified Person may file initial pleadings as described in the last sentence of Section 11.6(d) if required by court or procedural rules to do so within the thirty (30) day period in Section 11.6(d). An Indemnifying Party shall not, without the written consent of the Indemnified Person, settle any Third Party Claim or consent to the entry of any judgment with respect thereto that (A) does not result in a final resolution of the Indemnified Person’s liability with respect to the Third Party Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all further liability in respect of such Third Party Claim) or (B) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).

(f) If (i) Sellers do not admit Purchaser’s right to indemnity from Sellers in respect of such Third Party Claim as provided in this Article 11 or admit such right but thereafter fail to diligently defend or settle the Third Party Claim or (ii) Purchaser admits its obligation to defend the Indemnified Person against such Third Party Claim under this Article 11 or admits its obligation but thereafter fails to diligently defend or settle the Third Party Claim, as applicable, then the Indemnified Person shall have the right, but not the obligation, to defend and control the defense against the Third Party Claim (if Purchaser is the Indemnifying Party, at the sole cost and expense of Purchaser, and if Sellers are the Indemnifying Party, at the sole cost and expense of Sellers, and in either case if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of (x) Sellers as the Indemnifying Party to admit Purchaser’s right to indemnity from Sellers in respect of such Third Party Claim as provided in this Article 11 or (y) Purchaser as the Indemnifying Party to admit its obligation to defend the Indemnified Person against such Third Party Claim under this Article 11, as applicable, at any time prior to settlement or final determination thereof. If (A) Sellers have not yet admitted Purchaser’s right to indemnity from Sellers in respect of such Third Party Claim as provided in this Article 11 or (B) Purchaser has not yet admitted its obligation to defend the Indemnified Person against such Third Party Claim under this Article 11, as applicable, the Indemnified Person shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i)(1) in the case of Sellers, admit Purchaser’s right to indemnity from Sellers in respect of such Third Party Claim as provided in this Article 11 or (2) in the case of Purchaser, admit its obligation to defend the Indemnified Person against such Third Party Claim under this Article 11, as applicable, and (ii) if such right or obligation is so admitted, assume the defense of the Third Party Claim, including the power to reject the proposed settlement. If the Indemnified Person settles any Third Party Claim over the objection of the Indemnifying Party after the Indemnifying Party has timely admitted such right or obligation for indemnification in writing and assumed the defense of the Third Party Claim, the Indemnified Person shall be deemed to have waived any right to indemnity with respect to the Third Party Claim.

(g) In the case of a claim for indemnification not based upon an Third Party Claim (a “Direct Claim”), such Direct Claim shall be asserted by giving the Indemnifying Party a reasonably prompt Claim Notice thereof, but in any event not later than thirty (30) days after the Indemnified Person becomes aware of the events that gave rise to such Direct Claim. Such Claim Notice by the Indemnified Person shall describe the Direct Claim in reasonable detail, shall include copies of all available material written evidence in such Indemnified Person’s possession or control thereof and shall indicate the estimated amount, if reasonably practicable, of Damages that have been or may be sustained by the Indemnified Person. The Indemnifying Party shall have sixty (60) days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii)(x) in the case of Sellers, admit Purchaser’s right to indemnity from Sellers in respect of such Direct Claim as provided in this Article 11 or (y) in the case of Purchaser, admits its obligation to defend the Indemnified Person against such Direct Claim under this Article 11, as applicable, or (iii) dispute the claim for such Damages. If the Indemnifying Party does not notify the Indemnified Person within such sixty (60) day period that it has cured the Damages or that it disputes the claim for such Damages, the Indemnifying Party shall be conclusively deemed (1) in the case of Sellers, to have admitted Purchaser’s right to indemnity from Sellers in respect of such Direct Claim as provided in this Article 11 or (2) in the case of Purchaser, to have admitted its obligation to defend the Indemnified Person against such Direct Claim under this Article 11, as applicable.

Section 11.7 Express Negligence/Conspicuous Manner. WITH RESPECT TO THIS AGREEMENT, BOTH PARTIES AGREE THAT THE PROVISIONS SET OUT IN THIS ARTICLE 11 AND ELSEWHERE IN THIS AGREEMENT COMPLY WITH THE REQUIREMENT, KNOWN AS THE EXPRESS NEGLIGENCE RULE, TO EXPRESSLY

STATE IN A CONSPICUOUS MANNER TO AFFORD FAIR AND ADEQUATE NOTICE THAT THIS AGREEMENT HAS PROVISIONS REQUIRING PURCHASER TO BE RESPONSIBLE FOR THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE, OR CONCURRENT), STRICT LIABILITY, OR OTHER FAULT OF MEMBERS OF THE SELLER GROUP AND PURCHASER GROUP. PURCHASER REPRESENTS TO SELLER GROUP (A) THAT PURCHASER HAS CONSULTED AN ATTORNEY CONCERNING THIS AGREEMENT OR, IF IT HAS NOT CONSULTED AN ATTORNEY, THAT PURCHASER WAS PROVIDED THE OPPORTUNITY AND HAD THE ABILITY TO SO CONSULT, BUT MADE AN INFORMED DECISION NOT TO DO SO AND (B) THAT PURCHASER FULLY UNDERSTANDS ITS OBLIGATIONS UNDER THIS AGREEMENT.

ARTICLE 12

MISCELLANEOUS

Section 12.1 Notices. Any notice, request, instruction, correspondence, or other document to be given hereunder by any Party to another (herein collectively called “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgement of receipt or mailed by certified mail, postage prepaid and return receipt requested, facsimile transmission or other e-mail transmission following appropriate confirmation of receipt by return e-mail, including an automated confirmation of receipt, as follows:

To Sellers:	Noble Energy, Inc. 1001 Noble Energy Way Houston, Texas 77070 Attn: Chris Klawinski, Vice President, Business Development Email: chris.klawinski@nblenergy.com

with a copy (that shall not constitute Notice) to:	Noble Energy, Inc. 1001 Noble Energy Way Houston, Texas 77070 Attn: John P. Zabaneh, Sr. Attorney Email: john.zabaneh@nblenergy.com

with a copy (that shall not constitute Notice) to:	Vinson & Elkins LLP 1001 Fannin, Suite 2500 Houston, Texas 77002-6760 Attn: Bryan Edward Loocke Email: bloocke@velaw.com

To Purchaser:	Black Stone Minerals Company, L.P. 1001 Fannin Street, Suite 2020 Houston, Texas 77002 Attn: Holbrook Dorn Email: HDorn@blackstoneminerals.com

with a copy (that shall not constitute Notice) to:	Porter Hedges LLP 1000 Main Street, 36th Floor Houston, Texas 77002 Attn: James T. Thompson Email: jthompson@porterhedges.com

Notice given by personal delivery or courier shall be effective upon actual receipt. Notice given by mail shall be effective upon actual receipt. Any Party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

Section 12.2 Governing Law. This Agreement and the documents delivered pursuant hereto and the legal relations between the Parties shall be governed by, construed, and enforced in accordance with the Laws of the State of Texas, without regard to principles of conflicts of Laws that would direct the application of the Laws of another jurisdiction; provided, however, with respect to conveyancing matters as to any Mineral Interest or Surface Interest, the Laws of the state where such Mineral Interest or Surface Interest is located shall control.

Section 12.3 Venue and Waiver of Jury Trial.

(a) Except as to any dispute, controversy, matters, or claim arising out of or in relation to or in connection with the calculation or determination of the Adjusted Purchase Price pursuant to Section 2.4, Section 2.4, Section 2.6 or Section 2.7 (which shall be resolved exclusively in accordance with Section 2.5(b)), or the scope, interpretation, and effect of this Article 12, any dispute, controversy, matter or claim between the Parties (each, subject to such exceptions, a “Dispute”), that cannot be resolved among the Parties, will be instituted exclusively in the courts of the State of Texas in and for Harris County or the United States District Court or the Texas State District Court located in Houston, Texas and each Party hereby irrevocably consents to the exclusive jurisdiction in connection with any Dispute, litigation or proceeding arising out of this Agreement or any of the transactions contemplated thereby. All Disputes between the Parties to this Agreement and the transactions contemplated hereby shall have exclusive jurisdiction and venue only in the courts of the State of Texas in and for Harris County or the United States District Court or the Texas State District Court located in Houston, Texas. Each Party waives any objection which it may have pertaining to improper venue or forum non-conveniens to the conduct of any litigation or proceeding in the foregoing courts. Each Party agrees that any and all process directed to it in any such proceeding or litigation may be served upon it outside of the State of Texas with the same force and effect as if such service had been made within the State of Texas in and for Harris County or the United States District Court or the Texas State District Court located in Houston, Texas.

(b) EACH OF THE PARTIES HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY LITIGATION, ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT.

Section 12.4 Headings and Construction. The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit, or aid in the construction of any term or provision hereof. The rights and obligations of each Party shall be determined pursuant to this Agreement. Sellers and Purchaser have each had the opportunity to exercise business discretion in relation to the negotiation of the details and terms of the transaction contemplated hereby. This Agreement is the result of arm’s length negotiations from equal bargaining positions. It is the intention of the Parties that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting Party), and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision thereof, it being understood that the Parties to this Agreement are sophisticated and have had adequate opportunity and means to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby and to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.

Section 12.5 Waivers. Any failure by any Party to comply with any of its obligations, agreements, or conditions herein contained may be waived by the Party to whom such compliance is owed by the application of the express terms hereof by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. No course of dealing on the part of any Party or its respective officers, employees, agents, or representatives and no failure by any Party to exercise any of its rights under this Agreement shall, in each case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. Except as otherwise expressly provided herein, no waiver of, or consent to a change in or modification of, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in or modification of, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided herein. The rights of each Party under this Agreement shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise by such Party of any other right.

Section 12.6 Severability. It is the intent of the Parties that the provisions contained in this Agreement shall be severable and should any terms or provisions, in whole or in part, be held invalid, illegal, or incapable of being enforced as a matter of law, such holding shall not affect the other portions of this Agreement, and such portions that are not invalid shall be given effect without the invalid portion. Upon such determination that any term or provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 12.7 Assignment. No Party shall assign or otherwise transfer all or any part of this Agreement, nor shall any Party delegate any of its rights or duties hereunder, without the prior written consent of the other Party and any transfer or delegation made without such consent shall be null and void. Unless expressly agreed to in writing by the Parties, no permitted assignment of any Party’s rights or duties that is subject to the consent of the other Party shall relieve or release the assigning Party from the performance of such Party’s rights or obligations hereunder and such assigning Party shall be fully liable to the other Party for the performance of all such rights and duties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

Section 12.8 Entire Agreement. This Agreement, the exhibits and schedules attached hereto and the other Transaction Documents constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER THAT THE INCLUSION IN ANY OF THE SCHEDULES AND EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 12.8.

Section 12.9 Amendment. This Agreement may be amended or modified only by an agreement in writing signed by Purchaser and each Seller and expressly identified as an amendment or modification.

Section 12.10 No Third-Person Beneficiaries. Nothing in this Agreement shall entitle any Person other than Purchaser and Sellers to any claim, cause of action, remedy, or right of any kind, except the rights expressly provided to the Persons described in Section 6.3, Section 6.7, and Section 11.5(b), in each case, only to the extent such rights are exercised or pursued, if at all, by Sellers or Purchaser acting on behalf of such Person (which rights may be exercised in the sole discretion of the applicable Party hereunder). Notwithstanding the foregoing: (a) the Parties reserve the right to amend, modify, terminate, supplement, or waive any provision of this Agreement or this entire Agreement without the consent or approval of any other Person (including any Indemnified Person) and (b) no Party hereunder shall have any direct liability to any permitted Third Party beneficiary, nor shall any permitted Third Party beneficiary have any right to exercise any rights hereunder for such Third Party beneficiary’s benefit except to the extent such rights are brought, exercised, and administered by a Party or its successors and permitted assigns hereto in accordance with Section 11.5(b).

Section 12.11 Limitation on Damages. Notwithstanding anything to the contrary contained herein, NO PERSON SHALL BE ENTITLED TO LOST PROFITS, INDIRECT, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND EACH OF PURCHASER AND SELLERS, FOR ITSELF AND ON BEHALF OF THEIR RESPECTIVE MEMBERS OF THE PURCHASER GROUP AND SELLER GROUP, RESPECTIVELY, HEREBY EXPRESSLY WAIVES ANY RIGHT TO LOST PROFITS, INDIRECT, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN LOSS OF PROFITS, CONSEQUENTIAL DAMAGES, OR PUNITIVE DAMAGES SUFFERED BY ANY THIRD PARTY FOR WHICH RESPONSIBILITY IS ALLOCATED AMONG THE PARTIES UNDER THE TERMS HEREOF.

Section 12.12 Deceptive Trade Practices Act. Purchaser certifies that it is not a “consumer” within the meaning of the Texas Deceptive Trade Practices Consumer Protection Act, Subchapter E of Chapter 17, Sections 17.41, et seq., of the Texas Business and Commerce Code, (as amended, the “DTPA”). Purchaser covenants, for itself and for and on behalf of any successor or assignee, that if the DTPA is applicable to this Agreement, (a) Purchaser is a “business consumer” as that term is defined in the DTPA, (b) AFTER CONSULTATION WITH ATTORNEYS OF PURCHASER’S OWN SELECTION, PURCHASER HEREBY VOLUNTARILY WAIVES AND RELEASES ALL OF PURCHASER’S RIGHTS AND REMEDIES UNDER THE DTPA AS APPLICABLE TO SELLERS AND SELLERS’ SUCCESSORS AND ASSIGNS AND (c) PURCHASER SHALL DEFEND AND INDEMNIFY THE SELLER GROUP FROM, AND AGAINST ANY AND ALL CLAIMS OF OR BY ANY MEMBER OF THE PURCHASER GROUP OR ANY OF THEIR SUCCESSORS AND ASSIGNS OR ANY OF ITS OR THEIR AFFILIATES BASED IN WHOLE OR IN PART ON THE DTPA ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

Section 12.13 Time of the Essence; Calculation of Time. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date that is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.

Section 12.14 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile, .pdf, or other electronic transmission of copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.

[Remainder of Page Intentionally Left Blank. Signature Pages Follow.]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the Execution Date.

SELLERS:

NOBLE ENERGY, INC.

By:	/s/ Chris Klawinski
Name:	Chris Klawinski
Title:	Vice President

NOBLE ENERGY US HOLDINGS, LLC

By:	/s/ Chris Klawinski
Name:	Chris Klawinski
Title:	Vice President

NOBLE ENERGY WYCO, LLC

By:	/s/ Chris Klawinski
Name:	Chris Klawinski
Title:	Vice President

ROSETTA RESOURCES OPERATING LP

By: Rosetta Resources Operating GP, LLC, Its General Partner

By:	/s/ Chris Klawinski
Name:	Chris Klawinski
Title:	Vice President

Signature Page to Purchase and Sale Agreement

PURCHASER:

BLACK STONE MINERALS COMPANY, L.P.
By: BSMC GP, L.L.C., its general partner

By:	/s/ Holbrook Dorn
Name:	Holbrook Dorn
Title:	Senior Vice President, Business
Development

Signature Page to Purchase and Sale Agreement